Exhibit 10.3

SECOND MEZZANINE LOAN AGREEMENT

Dated as of February 21, 2018

Between

50 MURRAY MEZZ TWO LLC,
as Borrower

and

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Lender

Property: 53 Park Place and 50 Murray Street (a/k/a 110-120 Church Street), New York, New York

3.1.8	ERISA; No Plan Assets	31
3.1.9	Compliance	32
3.1.10	Financial Information	33
3.1.11	Easements; Utilities and Public Access	33
3.1.12	Assignment of Leases	33
3.1.13	Insurance	33
3.1.14	Flood Zone	33
3.1.15	Physical Condition	34
3.1.16	Boundaries	34
3.1.17	Leases	35
3.1.18	Tax Filings	35
3.1.19	No Fraudulent Transfer	36
3.1.20	Federal Reserve Regulations	36
3.1.21	Organizational Chart	36
3.1.22	Organizational Status	36
3.1.23	Bank Holding Company	36
3.1.24	No Casualty	36
3.1.25	Purchase Options	36
3.1.26	FIRPTA	36
3.1.27	Investment Company Act	37
3.1.28	Fiscal Year	37
3.1.29	Other Debt	37
3.1.30	Contracts	37
3.1.31	Full and Accurate Disclosure	37
3.1.32	Other Obligations and Liabilities	37
3.1.33	Intellectual Property/Websites	38
3.1.34	Operations Agreements	38
3.1.35	Illegal Activity	38
3.1.36	Residential Tax Benefits	38
3.1.37	Senior Loan	38
3.1.38	Organizational Documents	38
3.1.39	Affiliates	39
3.1.40	No Contractual Obligations	39
3.1.41	Pledged Collateral	39
3.1.42	Perfection of Accounts	39
Section 3.2	Survival of Representations	40

Article 4 BORROWER COVENANTS		40
Section 4.1	Payment and Performance of Obligations	40
Section 4.2	Due on Sale and Encumbrance; Transfers of Interests	40
Section 4.3	Liens	41
Section 4.4	Special Purpose	41
Section 4.5	Existence; Compliance with Legal Requirements	42
Section 4.6	Taxes and Other Charges	42
Section 4.7	Litigation	43
Section 4.8	Title to the Pledged Collateral	43
Section 4.9	Financial Reporting	43
4.9.1	Generally	43

4.9.2	Quarterly Reports	43
4.9.3	Annual Reports	44
4.9.4	Other Reports	45
4.9.5	Annual Budget	45
4.9.6	Extraordinary Operating Expenses	46
4.9.7	Breach	46
Section 4.10	Access to Property	46
Section 4.11	Leases	47
4.11.1	Generally	47
4.11.2	Approvals	47
4.11.3	Covenants	49
4.11.4	Security Deposits	49
Section 4.12	Repairs; Maintenance and Compliance; Alterations	49
4.12.1	Repairs; Maintenance and Compliance	49
4.12.2	Alterations	50
Section 4.13	Approval of Major Contracts	51
Section 4.14	Property Management	51
4.14.1	Management Agreement	51
4.14.2	Prohibition Against Termination or Modification	51
4.14.3	Replacement of Manager	52
Section 4.15	Performance by Borrower; Compliance with Agreements	52
Section 4.16	Licenses; Intellectual Property; Website	52
4.16.1	Licenses	52
4.16.2	Intellectual Property	52
4.16.3	Website	52
Section 4.17	Further Assurances	52
Section 4.18	Estoppel Statement	53
Section 4.19	Notice of Default	54
Section 4.20	Cooperate in Legal Proceedings	54
Section 4.21	Indebtedness	54
Section 4.22	Business and Operations	54
Section 4.23	Dissolution	54
Section 4.24	Debt Cancellation	55
Section 4.25	Affiliate Transactions	55
Section 4.26	No Joint Assessment	55
Section 4.27	Principal Place of Business	55
Section 4.28	Change of Name, Identity or Structure	55
Section 4.29	Costs and Expenses	55
Section 4.30	Indemnity	56
Section 4.31	ERISA	57
Section 4.32	Patriot Act Compliance	58
Section 4.33	Anti-Corruption Obligations	59
Section 4.34	Residential Tax Benefits	59
Section 4.35	Incurrence of Expenses	60
Section 4.36	Limitation on Securities Issuances	60
Section 4.37	Limitation on Distributions	60

Section 4.38	Other Limitations	60
Section 4.39	Contractual Obligations	61
Section 4.40	Bankruptcy-Related Covenants	61
Section 4.41	Major Contracts	62
Section 4.42	Notices	62

Article 5 INSURANCE, CASUALTY AND CONDEMNATION		62
Section 5.1	Insurance	62
5.1.1	Insurance Policies	62
5.1.2	Insurance Company	67
Section 5.2	Casualty	68
Section 5.3	Condemnation	69
Section 5.4	Restoration	69

Article 6 CASH MANAGEMENT AND RESERVE FUNDS		69
Section 6.1	Cash Management Arrangements	70
Section 6.2	Reserves	70
Section 6.3	Security Interest in Funds	70
6.3.1	Grant of Security Interest	70
6.3.2	Income Taxes; Interest	70
6.3.3	Prohibition Against Further Encumbrance	70
Section 6.4	Property Cash Flow Allocation	70
6.4.1	Order of Priority of Funds in Deposit Account	70
6.4.2	Failure to Make Payments	71
6.4.3	Application After Event of Default	71

Article 7 PERMITTED TRANSFERS		71
Section 7.1	Permitted Transfer of the Entire Property	71
Section 7.2	Permitted Transfers	74
Section 7.3	Cost and Expenses; Searches; Copies	77

Article 8 DEFAULTS		77
Section 8.1	Events of Default	77
Section 8.2	Remedies	81
8.2.1	Acceleration	81
8.2.2	Remedies Cumulative	81
8.2.3	Severance	82
8.2.4	Lender’s Right to Perform	82

Article 9 SALE AND SECURITIZATION OF MORTGAGE		83
Section 9.1	Sale of Loan and Securitization	83
Section 9.2	Securitization Indemnification	86
Section 9.3	Severance	89
9.3.1	Severance Documentation	89
9.3.2	[Reserved]	90
9.3.3	Cooperation; Execution; Delivery	90
Section 9.4	Costs and Expenses	91

Schedules and Exhibits

Schedules:
Schedule I	Rent Roll
Schedule II	[Reserved]
Schedule III	Organization of Borrower
Schedule IV	Exceptions to Representations and Warranties
Schedule V	Definition of Special Purpose Bankruptcy Remote Entity
Schedule VI	Intellectual Property/Websites
Schedule VII	[Reserved]

Exhibits:
Exhibit A	Legal Description
Exhibit B	Secondary Market Transaction Information

SECOND MEZZANINE LOAN AGREEMENT

THIS SECOND MEZZANINE LOAN AGREEMENT, dated as of February 21, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between DEUTSCHE BANK AG, NEW YORK BRANCH, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and assigns, collectively, “Lender”), and 50 MURRAY MEZZ TWO LLC, a Delaware limited liability company, having an address at c/o Clipper Realty, Inc., 46-11 12th Avenue, Suite 1L, Brooklyn, New York 11219 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

Article 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1     Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable Accounting Method” shall mean either (a) GAAP or (b) Federal income tax basis of accounting, in each case consistently applied with respect to the applicable financial statements and reporting required under the Loan Documents. As of the date hereof, Borrower uses the GAAP basis of accounting, and shall consistently apply this method during the Term.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and/or (iii) is a director or officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.

“Alteration Threshold” shall mean four percent (4%) of the aggregate outstanding principal balances of the Mortgage Loan and the Mezzanine Loans.

“Allocated Loan Amount” shall have the meaning given in the Mortgage Loan Agreement.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Mortgage Borrower’s good faith estimate of anticipated operating income, operating expenses and Capital Expenditures for the applicable Fiscal Year.

“Anti-Money Laundering Laws” shall mean any laws relating to money laundering or terrorist financing, including, without limitation, (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, and (E) the Patriot Act.

“Appraised Value” shall mean the fair market value of the Property reflected in an appraisal obtained by Lender and paid for by Borrower that is (i) signed by a qualified, independent MAI appraiser selected by Lender, (ii) addressed to Lender and its successors and assigns, (iii) made in compliance with the requirements of the Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder and the Uniform Standards of Professional Appraisal Practice, and (iv) otherwise reasonably satisfactory to Lender in all material respects.

“Approved Replacement Guarantor” shall mean a Person (i) that satisfies the conditions set forth in clauses (x) and (y) of the definition of “Qualified Transferee”, (ii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States or Canada, (iii) has all or substantially all of its assets in the United States or Canada, (iv) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is acceptable to Lender in Lender’s sole discretion, for which Lender has received a Rating Agency Confirmation from each applicable Rating Agency and (v) who Controls Borrower (or Transferee Borrower, as applicable) and owns a direct or indirect interest in Borrower (or Transferee Borrower, as applicable). If two or more Approved Replacement Guarantors are delivering replacement guaranties and replacement environmental indemnities to Lender, then (1) only one such Approved Replacement Guarantor must Control Borrower (or Transferee Borrower, as applicable), directly or indirectly (provided that each such Approved Replacement Guarantor must own a direct or indirect interest in Borrower (or Transferee Borrower, as applicable)) and (2) the obligations of all Approved Replacement Guarantors shall be joint and several.

“Assignment of Leases” shall have the meaning set forth in the Mortgage Loan Agreement.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower’s Knowledge” shall mean the actual knowledge of (i) David Bistricer, (ii) Sam Levinson or (iii) such Person or Persons who is primarily responsible for the ownership, operation or acquisition of the Property or who is reasonably likely to be familiar with the subject matter qualified by such phrase; and in each case, after conducting such due diligence in connection with the Property, the Borrower, the borrowing of the Loan and the representations that are qualified in this Agreement as being made to “Borrower’s Knowledge” as is customary for Borrower in connection with the ownership, operation and acquisition of similar properties to the Property.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Cash Management Agreement” shall have the meaning set forth in the Mortgage Loan Agreement.

“Clearing Account Agreement” shall have the meaning set forth in the Mortgage Loan Agreement.

“Clipper Realty” shall mean Clipper Realty, Inc., a Maryland corporation.

“Clipper Management Agreement” shall mean that certain Management Agreement, dated as of November 8, 2016, by and between Mortgage Borrower and Clipper Manager, pursuant to which Clipper Manager provides management and other services with respect to the Property.

“Clipper Manager” shall mean Clipper Realty L.P., a Delaware limited partnership.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean all collateral securing or intended to secure the Debt, including the Pledged Collateral.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Consent of Manager” shall mean that certain Consent of Manager dated as of the date hereof among Borrower, Manager and Lender.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any applicable Prepayment Fee and/or Liquidated Damages Amount, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Pledge Agreement, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled principal and interest payments due under the Loan.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4%) above the Interest Rate.

“Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the lesser of (i) the Treasury Rate and (ii) the Swap Rate, each when compounded semi-annually.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long term unsecured debt obligations of which are rated at least (i) “A+” by S&P, (ii) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s.

“Environmental Indemnity” shall mean that certain Second Mezzanine Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“Equinox Litigation” shall mean that certain litigation entitled Equinox Tribeca, Inc. v. 50 Murray Street Acquisition, LLC, as successor in interest to Lionshead 110 Development, LLC, filed under index no. 650689/2016 in the Supreme Court of the State of New York, County of New York and any other counterclaim, claim, action, lawsuit or proceeding based on the facts and circumstances contained therein.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or Guarantor, or is treated as a single employer together with Borrower or Guarantor under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ERISA Event” shall mean (i) the failure on the part of Borrower, Guarantor, or any ERISA Affiliate to make any required contribution to a Multiemployer Plan when due; (ii) a determination that any Multiemployer Plan (other than the Multiemployer Plan to which contributions are required under the Union Contract) is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (iii) the imposition of liability on Borrower or Guarantor, or any ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA or as a result of contract or indemnification relating to any Plan or Multiemployer Plan; (iv) the withdrawal of Borrower, Guarantor, or any ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan or the receipt by Borrower, Guarantor, or any ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (v) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA, respectively) with respect to any Plan which could reasonably be expected to result in liability to Borrower or Guarantor; (vi) there is any investigation or review by any governmental agency, or action, suit, proceeding or arbitration concerning any matter with respect to any Employee Benefit Plan; or (vii) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against Borrower, Guarantor, or any ERISA Affiliates in connection with any Multiemployer Plan or Plan.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained by Borrower, Guarantor, or any ERISA Affiliate or to which Borrower, Guarantor, or any ERISA Affiliate makes contributions or with respect to which any of them has any liability.

“Family Member” shall mean with respect to any Person, each sibling, family trust, parent, spouse, child (or step-child), grandchild or other lineal descendant of the applicable Person.

“First Mezzanine Borrower” shall mean 50 Murray Mezz One LLC, a Delaware limited liability company.

“First Mezzanine Lender” shall mean Deutsche Bank AG, New York Branch, in its capacity as the holder of the First Mezzanine Loan and any subsequent holder of the First Mezzanine Loan to whom the First Mezzanine Loan has been assigned or transferred pursuant to the terms of the Intercreditor Agreement.

“First Mezzanine Loan” shall mean that certain Mezzanine loan in the principal amount of $53,000,000.00 made on the date hereof by First Mezzanine Lender to First Mezzanine Borrower, and evidenced and secured by the First Mezzanine Loan Documents.

“First Mezzanine Loan Agreement” shall mean that certain First Mezzanine Loan Agreement dated as of the date hereof between First Mezzanine Lender and First Mezzanine Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“First Mezzanine Loan Documents” shall mean any documents, agreements and instruments now or hereafter evidencing, securing or delivered to First Mezzanine Lender in connection with the First Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).

“Gross Revenue” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guarantor” shall mean Clipper Realty, or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.

“Guarantor Financial Covenants” shall mean those covenants set forth in Section 5.2 of the Guaranty.

“Guaranty” shall mean that certain Second Mezzanine Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) all obligations under any PACE Loans and (viii) any other contractual obligation for the payment of money which are not settled within thirty (30) days.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or Senior Borrower or in any Affiliate of Borrower or Senior Borrower, (ii) is not connected with Borrower or Senior Borrower or any Affiliate of Borrower or Senior Borrower as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

“Independent Accountant” shall mean a firm of certified public accountants selected by Borrower, which is Independent and reasonably acceptable to Lender. Lender confirms that as of the date hereof, Mayer Rispler & Co. and BDO Seidman, LLP are each approved as an Independent Accountant.

“Individual Property” shall mean each of (i) the 110 Church Property and (ii) the 53 Park Place Property.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Backenroth, Frankel & Krinsky LLP in connection with the Loan, together with any subsequent or updated non-consolidation opinion required to be delivered in connection with this Agreement or the other Loan Documents, in each case from counsel providing the initial Insolvency Opinion or other counsel acceptable to Lender and the Rating Agencies, covering such “pairings” and in form and substance acceptable to Lender and satisfying all Rating Agency requirements.

“Insurance Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement entered into by Mortgage Lender and each Mezzanine Lender with respect to the Mortgage Loan and the Mezzanine Loans, as the same may be modified, amended, restated, supplemented or replaced from time to time.

“Interest Rate” shall mean a rate of 4.506% per annum.

“Key Principal Estate” shall mean, in the event of the death of David Bistricer, the estate of David Bistricer (during the pendency of the settlement of the estate of David Bistricer).

“Key Principal(s)” shall mean Clipper Realty and David Bistricer, each a “Key Principal” and, collectively, the “Key Principals”.

“Key Principal Ownership/Control Conditions” shall mean the continued satisfaction of the following conditions: either (a) both (i) Clipper Realty owns and continues to own at least forty percent (40%) of all equity interests (direct or indirect) in Borrower and Senior Borrower and shall continue to Control Borrower and Senior Borrower and the day to day operations of Borrower and Senior Borrower and (ii) Clipper Realty, together with David Bistricer (or the Key Principal Estate and/or Family Members of David Bistricer upon the death of David Bistricer) and The David Bistricer 2014 Trust (u/t/a dated December 30, 2014), owns and shall continue to own (in the aggregate, without duplication) at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower and Senior Borrower (provided, for the avoidance of doubt, that the foregoing shall not be deemed to restrict David Bistricer from selling any of his shares in Clipper Realty, provided that the Key Principal Ownership/Control Conditions shall continue to be satisfied) or (b) both (i) Clipper Realty owns and continues to own at least twenty-five percent (25%) of all equity interests (direct or indirect) in Borrower and Senior Borrower and shall continue to Control Borrower and Senior Borrower and the day to day operations of Borrower and Senior Borrower and (ii) Clipper Realty, together with one or more Qualified Equity Holders, owns and shall continue to own (in the aggregate, without duplication) at least fifty-one percent (51%) of all equity interests (direct or indirect) in Borrower and Senior Borrower.

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in the Property, and every modification, amendment or other agreement (whether written or oral and whether now or hereafter in effect) relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, whether before or after the filing by or against and Mortgage Borrower of any petition for relief under the Bankruptcy Code.

“Lease Termination Payments” shall have the meaning set forth in the Mortgage Loan Agreement.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, and Senior Borrower, the Senior Collateral or the Collateral or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Senior Borrower, at any time in force affecting any Senior Collateral or any part thereof, or the Collateral or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Senior Collateral or the Collateral or any interest therein, or any direct or indirect interest in Borrower or Senior Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall mean (i) any Casualty to the Property or any material portion thereof, (ii) any Condemnation of the Property or any material portion thereof, (iii) a Transfer of any Senior Collateral in connection with realization thereon following an Event of Default under any Senior Loan, including, without limitation, a foreclosure sale, or (iv) any refinancing or payoff of any Senior Collateral or any Senior Loan permitted hereunder (including any refund of reserves on deposit with any Senior Lender (but not disbursements therefrom)).

“Loan” shall mean the loan in the original principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Consent of Manager and the Guaranty and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Low Debt Yield Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“Major Contract” shall mean (i) any management agreement, (ii) any brokerage or leasing agreement; provided, however, that a brokerage or leasing agreement shall not be considered a Major Contract if it is (A) with a nationally or regionally recognized brokerage or leasing company and (B) cancellable on thirty days or less notice without requiring the payment of a termination fee or payment of any kind (other than the payment of amounts due through the date of cancellation) and without any so-called “tail” liability for leases entered into more than six (6) months after such cancellation or termination, (iii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes shall mean, contracts which (1) extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind (other than paying amounts due through the date of cancellation) and (2) have annual gross payment obligations of at least $1,500,000 per contract or agreement, or per the collective group of contracts or agreements entered into with affiliated counterparties), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral, (iv) management, brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) that is between Borrower or Senior Borrower and an Affiliate of Borrower or Senior Borrower or (v) any union contract including, without limitation, the Union Contract.

“Major Lease” shall mean (a) any non-residential Lease in excess of 18,000 square feet, or which would convert any residential apartments or units to commercial use, (b) any residential Leases which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such residential Lease, covers more than fifty (50) apartment units, (c) any Lease that contains an option or other preferential right to purchase all or any portion of the Property, (d) any Lease that is with an Affiliate of Borrower, Senior Borrower or Guarantor or (e) any non-residential Lease that is entered into during the continuance of a Trigger Period.

“Management Agreement” shall mean the Clipper Management Agreement or any replacement management agreement entered into by and between Mortgage Borrower and Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean (i) Clipper Manager or (ii) any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean the occurrence or existence of a condition or event which would (i) have a material adverse effect on (A) the value of the Senior Collateral or the Collateral, (B) the financial condition of Borrower or Senior Borrower, (C) the ability of Guarantor to maintain and continue to satisfy the Guarantor Financial Covenants, (D) the Underwritten Net Cash Flow or (E) the ability of Borrower or Guarantor to pay any amounts under the Loan Documents as they become due, (ii) prevent Borrower or Guarantor from performing their respective material obligations under this Agreement or any of the other Loan Documents, and/or (iii) prevent or materially impede or limit Lender’s ability to exercise its rights and remedies provided by the Loan Documents.

“Material Alteration” shall mean any alteration(s) affecting structural elements of the Improvements, utility or HVAC system contained in any Improvements or the exterior of the Property, the cost of which exceeds, when aggregated with all other such alterations then ongoing, the Alteration Threshold; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, extension or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrowers” shall mean, collectively, Borrower, First Mezzanine Borrower and (if a New Mezzanine Loan is created) New Mezzanine Loan Borrower, and “Mezzanine Borrower” shall mean any of the foregoing.

“Mezzanine Lenders” shall mean, collectively, Lender, First Mezzanine Lender and (if a New Mezzanine Loan is created) New Mezzanine Lender, and “Mezzanine Lender” shall mean any of the foregoing.

“Mezzanine Loans” shall mean, collectively, the Loan, the First Mezzanine Loan and (if created) the New Mezzanine Loan, and “Mezzanine Loan” shall mean any of the foregoing.

“Mezzanine Loan Documents” shall mean, collectively, the Loan Documents, the First Mezzanine Loan Documents and (if a New Mezzanine Loan is created) the New Mezzanine Loan Documents.

“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the Term. The first Monthly Payment Date shall be April 6, 2018.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall have the meaning set forth in the Mortgage Loan Agreement.

“Mortgage Borrower” shall mean 50 Murray Street Acquisition LLC, a Delaware limited liability company.

“Mortgage Lender” shall mean Deutsche Bank AG, New York Branch, in its capacity as the holder of the Mortgage Loan and any subsequent holder of the Mortgage Loan to whom the Mortgage Loan has been assigned or transferred.

“Mortgage Loan” shall mean that certain mortgage loan in the principal amount of $257,000,000.00 made on the date hereof by Mortgage Lender to Mortgage Borrower, and evidenced and secured by the Mortgage Loan Documents.

“Mortgage Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof between Mortgage Lender and Mortgage Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Documents” shall mean the Mortgage Loan Agreement and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Mortgage Lender in connection with the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Multiemployer Plan” shall mean a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, (i) to which Borrower, Guarantor, or any of their ERISA Affiliates is making or accruing or has (or has had) an obligation to make or accrue contributions, or (ii) with respect to which Borrower, Guarantor, or any of their ERISA Affiliates could be subjected to any liability whether under Title IV of ERISA or by contract or agreement or otherwise.

“Net Liquidation Proceeds After Debt Service” shall mean with respect to any Liquidation Event, all amounts paid to or received by or on behalf of any Senior Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) Lender’s and/or any Senior Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) in the case of Casualty or Condemnation, the costs incurred by Mortgage Borrower in connection with a restoration of the Property made in accordance with the Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the applicable Senior Loan Documents to any Senior Lender, (iv) in the case of a foreclosure sale, disposition or Transfer of any Senior Collateral in connection with realization thereon following an Event of Default under any Senior Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such costs and expenses incurred by any Senior Lender under the applicable Senior Loan Documents as such Senior Lender shall be entitled to receive reimbursement for under the terms of the such Senior Loan Documents and (vi) in the case of a refinancing of the any Senior Loan, such costs and expenses (including reasonable attorneys’ fees) of such refinancing as shall be reasonably approved by Lender.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Mezzanine Lender” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Mezzanine Loan” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Mezzanine Loan Agreement” shall mean, upon the creation of a New Mezzanine Loan, a mezzanine loan agreement between New Mezzanine Lender and New Mezzanine Loan Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“New Mezzanine Loan Borrower” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Mezzanine Loan Documents” shall have the meaning set forth in the Mortgage Loan Agreement.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Open Prepayment Date” shall mean December 6, 2027.

“Operating Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operating Income” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operations Agreements” shall mean any covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Property, together with all amendments, modifications or supplements thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Property.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Mortgage Loan Documents and the Mezzanine Loan Documents, (ii) all encumbrances and other matters disclosed in the UCC Title Insurance Policy relating to the Collateral or the Title Insurance Policies relating to the Property, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet due or delinquent or which are being contested in good faith in accordance with the requirements of Section 4.3, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower or Senior Borrower first receives written notice of such Lien or insured over pursuant to an endorsement to the Title Insurance Policy; and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean those certain Property Condition Reports, prepared by CBRE Assessment & Consulting Services as Project Nos. PC80141163-101 and PC80141163-102.

“Plan” shall mean a plan as defined in Section 3(3) of ERISA subject to Title IV of ERISA other than a Multiemployer Plan, (i) maintained or sponsored by Borrower, Guarantor, or any of their ERISA Affiliates or (ii) with respect to which Borrower, Guarantor, or any of their ERISA Affiliates could be subjected to any liability whether under Title IV of ERISA or by contract or agreement or otherwise.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement dated as of the date hereof, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall mean the one hundred percent (100%) ownership interest of Borrower in First Mezzanine Borrower.

“Pledged Securities” shall have the meaning set forth in the Pledge Agreement.

“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) five percent (5%) of the unpaid principal balance of the Note as of the Repayment Date.

“Prepayment Notice” shall mean a prior revocable written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is intended to be made pursuant to Section 2.4 hereof, which date shall be no earlier than ten (10) days after the date of such Prepayment Notice and no later than sixty (60) days after the date of such Prepayment Notice, provided that, upon giving of at least three (3) Business Days’ prior notice to Lender, Borrower may revoke such Prepayment Notice or change the intended date of such prepayment to any Business Day specified in such notice to Lender; provided, further, that if Borrower delivers a Prepayment Notice and revokes such notice, Borrower shall reimburse Lender for all out-of-pocket costs and expenses incurred by Lender with respect to the actions taken as a result of such revoked Prepayment Notice (including reasonable attorneys’ fees).

“Property” shall mean the parcels of real property described on Exhibit A attached hereto and made a part hereof, the Improvements now or hereafter erected or installed thereon and all personal property owned by Mortgage Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the Mortgage. The Property is located at 50 Murray Street (aka 110-120 Church Street), New York, New York (the “110 Church Property”) and 53 Park Place, New York, New York (the “53 Park Place Property”)

“Qualified Equity Holder” shall mean a Qualified Transferee that is a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, real estate investment trust, investment fund or an institution substantially similar to any of the foregoing, provided in each case, that such institution has total real estate assets in the United States or Canada (in name or under management) in excess of $750,000,000 and a capital/statutory surplus or shareholder equity in excess of $350,000,000, in each case, exclusive of the Senior Collateral and the Collateral.

“Qualified Manager” shall mean (i) Clipper Manager or an entity wholly-owned and Controlled by Clipper Manager, (ii) Clipper Equity LLC or (iii) a Manager approved by Lender in Lender’s reasonable discretion, which approval at Lender’s option may be conditioned upon Lender’s receipt of a Rating Agency Confirmation.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (x) evidence that the proposed transferee (1) has never been indicted or convicted of, or pled guilty or no contest to, a felony, (2) has never been indicted or convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has never been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding and (4) has no material outstanding judgments against such proposed transferee, and (y) if the proposed transferee will obtain Control of or obtain a direct or indirect interest of 10% or more in Borrower as a result of such proposed transfer, Satisfactory Search Results with respect to such proposed transferee.

“Rating Agencies” shall mean any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulatory Change” shall mean, at any time hereafter, (i) any change in any Legal Requirement (including by repeal, amendment or otherwise) or in the interpretation or application thereof by any central bank or other Governmental Authority or (ii) any new or revised request, guidance or directive issued by any central bank or other Governmental Authority and applicable to Lender.

“Related Loan” shall mean a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds any Note or any portion thereof or any portion of the Loan.

“Rent Regulation Laws” shall mean the Emergency Tenant Protection Act of 1974 (Unconsolidated Laws, Section 8621 et. seq.), the New York City Rent Stabilization Law (Chapter 4, Title 26 of the New York City Administrative Code), the New York City Rent Stabilization Code (Chapter VIII, Subtitle S, Title 9 of the New York City Rules and Regulations), and the rent regulation provisions of Section 11-243 of the New York City Administrative Code, and any Legal Requirement applicable to residential rent overcharges or rent rollbacks, harassment or evasion or denial of residential tenant rights, including any other statute, rule or regulation or relevant case determination that imposes limitations on, or otherwise regulates, rent that may be charged to residential tenants or obligations on the part of landlords to renew residential leases and provide services to tenants, and any regulations promulgated thereunder, as each of the foregoing may have been or may hereafter be amended or replaced from time to time.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower, Manager (excluding management fees paid to Manager) or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, signage income, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Mortgage Borrower, Manager or any of their respective agents or employees, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) of the Mortgage Loan Agreement.

“Repayment Date” shall mean the date of a defeasance or prepayment (as applicable) of the Loan pursuant to the provisions of Section 2.4 hereof.

“Required Repairs” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restoration” shall mean the repair, restoration and re-tenanting of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender and Mortgage Lender.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Satisfactory Search Results” shall mean, with respect to any Person, review and approval of Lender’s customary anti-financial crime and “Know Your Customer” searches and procedures and satisfactory credit history check, litigation, judgment, and other related searches that indicate that there are no pending litigation, pending proceedings, outstanding judgments or violation of any Anti-Money Laundering Laws against such Person and provide confirmation that such Person is not on any Government List.

“Security Documents” shall mean collectively, (i) the Pledge Agreement, (ii) a notice of pledge to First Mezzanine Borrower, (iii) all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests in personal property created pursuant to the Security Documents, (iv) the Pledged Securities and (v) all other documents and agreements executed or delivered to Lender by Borrower in connection with any of the foregoing documents.

“Senior Borrower” shall mean, individually or collectively, as the context may require, Mortgage Borrower, First Mezzanine Borrower and/or (if a New Mezzanine Loan is created) New Mezzanine Loan Borrower.

“Senior Collateral” shall mean, collectively, the Property, the “Collateral” (as defined in the First Mezzanine Loan Documents) and (if a New Mezzanine Loan is created) the “Collateral” (as defined in the New Mezzanine Loan Documents).

“Senior Lender” shall mean, individually or collectively, as the context may require, Mortgage Lender, First Mezzanine Lender and/or (if a New Mezzanine Loan is created) New Mezzanine Lender.

“Senior Loan” shall mean, individually or collectively, as the context may require, the Mortgage Loan, the First Mezzanine Loan and/or (if a New Mezzanine Loan is created) the New Mezzanine Loan.

“Senior Loan Agreement” shall mean, individually or collectively, as the context may require, the Mortgage Loan Agreement, the First Mezzanine Loan Agreement and/or (if a New Mezzanine Loan is created) the New Mezzanine Loan Agreement.

“Senior Loan Documents” shall mean, collectively, the Mortgage Loan Documents, the First Mezzanine Loan Documents and (if a New Mezzanine Loan is created) the New Mezzanine Loan Documents.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Special Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, including those arising after the Closing Date as a result of the adoption of or any change in law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of Lender, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by Lender’s net income by the United States of America or any Governmental Authority of the jurisdiction under the laws under which Lender is organized or maintains a lending office.

“State” shall mean New York.

“Stated Maturity Date” shall mean March 6, 2028.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Swap Rate” shall mean the yield calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), with maturities (one longer and one shorter) most nearly approximating the Stated Maturity Date (in the event Reuters Capital Markets screen 19901 is no longer available, Lender shall select a comparable publication to determine such yield).

“Tax Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Tax Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Taxes” shall mean (i) all real estate taxes, assessments, water rates or sewer rents (collectively, “Real Estate Taxes”) and (ii) personal property taxes, in each case now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon. In no event shall any PACE Loan be considered a Tax for purposes of this Agreement.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Title Insurance Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension thereof.

“Trigger Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State (with respect to fixtures), the State of New York.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, the UCC title insurance policy in a form acceptable to and issued to Lender with respect to the Collateral and insuring the Lien of the Pledge Agreement encumbering the Collateral.

“Underwritten Net Cash Flow” shall have the meaning set forth in the Mortgage Loan Agreement.

“Union Contract” shall mean that certain 2014 Apartment Building Agreement between Realty Advisory Board on Labor Relations Incorporated and Service Employees International Union, Local 32BJ, effective April 21, 2014 to April 20, 2018.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date.

Section 1.2     Index of Other Definitions. The following terms are defined in the sections or Loan Documents as indicated below:

“110 Church Property” – Definition of “Property”

“421-g Tax Benefits” – 3.1.36

“53 Park Place Property” – Definition of “Property”

“Acceptable Blanket Policy” - 5.1.1(c)

“Accounts” - 6.1

“Act” - Schedule V

“Agreement” - Introductory Paragraph

“Anti-Corruption Obligation” - 4.33
“Approved Annual Budget” - 4.9.5
“Approved Extraordinary Operating Expense” - 4.9.6

“Bail-In Action” – 10.26

“Bail-In Legislation” – 10.26

“Borrower” - Introductory Paragraph

“Borrower’s Recourse Liabilities” - 10.1

“Broker” - 10.19

“Casualty” - 5.2

“Cause” - Schedule V

“Committee” - Schedule V

“Defeasance Collateral” - 2.4.2(a)(iii)

“Defeasance Lockout Expiration Date” - 2.4.2(a)

“Defeasance Security Agreement” - 2.4.2(a)(iii)

“Disclosure Document” - 9.2(a)

“Easements” - 3.1.11

“EEA Financial Institution” – 10.26

“EEA Member Country” – 10.26

“EEA Resolution Authority” – 10.26

“Embargoed Person” - 4.32(c)

“Equipment” - Mortgage

“Equity Collateral Enforcement Action” – 10.1

“Equity Collateral Transfer Date” – 10.1

“ERISA” - 4.31

“EU Bail-In Legislation Schedule” – 10.26

“Event of Default” - 8.1

“Exchange Act” - 9.2(a)

“Exchange Act Filing” - 9.1(d)

“Extraordinary Operating Expense” - 4.9.6

“Final Order” – 4.34(a)

“Government Lists” - 4.32(b)

“HCR” – 4.34(a)

“Improvements” - Mortgage

“Increased Costs” – 10.24.1

“Indemnified Liabilities” - 4.30

“Independent Director” - Schedule V

“Independent Manager” - Schedule V

“Initial Interest Period” - 2.3.1

“Insurance Premiums” - 5.1.1(b)

“Intellectual Property” - 3.1.33

“Interest Period” - 2.3.2

“Lender” - Introductory Paragraph

“Lender Group” - 9.2(b)

“Liabilities” - 9.2(b)

“Licenses” - 3.1.9

“Liquidated Damages Amount” - 2.4.5(b)

“Monthly Debt Service Payment Amount” - 2.3.1

“Nationally Recognized Service Company” - Schedule V

“Note” - 2.1.3

“Notice” - 10.6

“OFAC” - 4.32(b)

“Other Taxes” – 10.24.3

“Patriot Act Offense” - 4.32(b)

“Permitted Equipment Financing” - 4.21

“Permitted Indebtedness” - 4.21

“Permitted Investments” - Cash Management Agreement

“Permitted Transfer” - 7.2

“PML” - 5.1.1(a)

“Policies” - 5.1.1(b)

“Qualified Carrier” - 5.1.1(i)

“Radius” – 5.1.1(c)

“Real Estate Taxes” – 1.1 (Definition of “Taxes”)

“Release Date” - 2.4.2(a)(i)

“Required Records” - 4.9.7

“Reserve Funds” - 6.2

“Review Waiver” - 10.3(b)

“Secondary Market Transaction” - 9.1(a)

“Securities” - 9.1(a)

“Securities Act - 9.2(a)

“Securitization” - 9.1(a)

“SEL” - 5.1.1(a)(i)

“Servicer” - 10.21

“Servicing Agreement” - 10.21

“SFHA” – 5.1.1(a)(i)

“Sole Member” - Schedule V

“Special Member” - Schedule V

“Special Purpose Bankruptcy Remote Entity” - Schedule V

“Springing Recourse Event” - 10.1

“Successor Borrower” - 2.4.2(b)

“Transfer” - 4.2

“Transfer and Assumption” - 7.1

“Transferee Borrowers” - 7.1

“Transferee First Mezzanine Borrower” - 7.1

“Transferee Mortgage Borrower” - 7.1

“Transferee New Mezzanine Borrower” - 7.1

“Transferee Second Mezzanine Borrower” - 7.1

“Underwriter Group” - 9.2(b)

“Updated Information” - 9.1(b)(i)

“Write-Down and Conversion Powers” – 10.26

Section 1.3     Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. Notwithstanding anything to the contrary herein, nothing in this Agreement creates an obligation of Borrower with respect to the Mortgage Loan Documents or any of the Mezzanine Loan Documents (other than the Loan Documents), and Borrower has no obligation to comply with and shall not otherwise be liable under the Mortgage Loan Documents or any of the Mezzanine Loan Documents (other than the Loan Documents). All references to the Senior Loan Agreement or any other Senior Loan Document shall mean the Senior Loan Agreement or such other Senior Loan Document as in effect on the date hereof, as each of the same may hereafter be amended, restated, replaced, supplemented or otherwise modified, but only to the extent that Lender has consented to the foregoing pursuant to Section 11.4 of this Agreement. With respect to terms defined by cross-reference to the Senior Loan Documents, such defined terms shall have the definitions set forth in the Senior Loan Documents as of the date hereof, and no modifications to the Senior Loan Documents shall have the effect of changing such definitions for the purposes of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised.

Article 2

THE LOAN

Section 2.1     The Loan.

2.1.1     Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2     Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3     The Note. The Loan shall be evidenced by that certain Second Mezzanine Promissory Note of even date herewith, in the stated principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) executed by Borrower to Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

2.1.4     Use of Proceeds. Borrower shall use proceeds of the Loan (together with Senior Borrower’s use of the proceeds of the Senior Loan) to (i) pay and discharge, and/or cause to be paid and discharged, any existing loans relating to the Property, (ii) cause Mortgage Borrower to pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) cause Mortgage Borrower to make initial deposits of the Mortgage Reserve Funds, (iv) pay or cause to be paid costs and expenses incurred in connection with the closing of the Mortgage Loan and the Mezzanine Loans and (v) make a capital contribution to First Mezzanine Borrower.

Section 2.2     Interest Rate.

2.2.1     Interest Rate. Interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate.

2.2.2     Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3     Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.

2.2.4     Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3     Loan Payments.

2.3.1     Payments. On the date hereof, Borrower shall pay interest on the unpaid Outstanding Principal Balance from the Closing Date through and including March 5, 2018 (the “Initial Interest Period”). On April 6, 2018 and each Monthly Payment Date thereafter through and including the Monthly Payment Date immediately preceding the Maturity Date, Borrower shall make a payment of interest on the Outstanding Principal Balance accrued at the Interest Rate during the Interest Period immediately preceding such Monthly Payment Date (the “Monthly Debt Service Payment Amount”). Borrower shall also cause Mortgage Borrower to pay to Mortgage Lender all amounts required in respect of Mortgage Reserve Funds as set forth in Article 6 of the Mortgage Loan Agreement.

2.3.2     Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the sixth (6th) day of each calendar month during the Term and shall end on and include the fifth (5th) day of the next occurring calendar month. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3     Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.

2.3.4     Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by law.

2.3.5     Method and Place of Payment.

(a)     Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)     Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)     All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4     Prepayments.

2.4.1     Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date.

2.4.2     Defeasance.

(a)     Conditions to Defeasance. Provided no Event of Default has occurred and is continuing, at any time after the date which is the earlier of: (A) two (2) years after the “startup day,” within the meaning of Section 860G(a)(9) of the Code, of the final “real estate mortgage investment conduit,” established within the meaning of Section 860D of the Code, that holds any note that evidences all or any portion of the Loan or (B) three (3) years after the date hereof (the “Defeasance Lockout Expiration Date”), Borrower may cause the release of the Collateral (in whole but not in part) from the Lien of the Pledge Agreement and the other Loan Documents upon the satisfaction of the following conditions:

(i)     not less than thirty (30) days prior written notice shall be given to Lender specifying a date (the “Release Date”) on which the Defeasance Collateral is to be delivered, such Release Date to occur only on a Monthly Payment Date;

(ii)     all accrued and unpaid interest and all other sums due under the Note and under the other Loan Documents up to the Release Date, including, without limitation, all costs and expenses incurred by Lender or its agents in connection with such release (including, without limitation, the fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreement and related documentation), shall be paid in full on or prior to the Release Date; and

(iii)     Borrower shall deliver to Lender on or prior to the Release Date:

(A)     an amount equal to that which is sufficient to purchase U.S. Obligations that provide for payments (1) on or prior to, but as close as possible to and including, all successive scheduled Monthly Payment Dates after the Release Date through the Stated Maturity Date, and (2) in amounts equal to or greater than each Monthly Debt Service Payment Amount through and including the Stated Maturity Date together with payment in full of the Outstanding Principal Balance as of the Stated Maturity Date (the “Defeasance Collateral”), each of which shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance wholly satisfactory to Lender (including, without limitation, such instruments as may be required by the depository institution holding such securities to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(B)     a pledge and security agreement, in form and substance satisfactory to Lender in its sole discretion, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”), which shall provide, among other things, that any payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender in satisfaction of all amounts then due and payable hereunder and any excess received by Lender from the Defeasance Collateral over the amounts payable by Borrower hereunder or under the Note shall be refunded to Borrower promptly after each Monthly Payment Date;

(C)     a certificate of Borrower certifying that all of the requirements set forth in this Section 2.4.2 have been satisfied;

(D)     an opinion of counsel for Borrower in form and substance acceptable to Lender in all respects and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms; and (2) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(E)     at Lender’s request, a Rating Agency Confirmation from each applicable Rating Agency or each such Rating Agency as is required by Lender;

(F)     a certificate from a firm of independent public accountants acceptable to Lender certifying that the Defeasance Collateral is sufficient to satisfy the provisions of Section 2.4.2(a)(iii)(A) above;

(G)     such other certificates, documents or instruments as Lender may reasonably require; and

(H)     in connection with the conditions set forth above in this Section 2.4.2(a)(iii), Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to Section 2.4.2(a)(iii)(A) above to purchase the Defeasance Collateral.

(b)     Successor Borrower. Upon the defeasance of the Loan under this Section 2.4.2, Borrower may, or at the option of Lender shall, assign all of its Obligations, together with the pledged Defeasance Collateral, to a successor entity designated by Borrower and approved by Lender (in each case, the “Successor Borrower”). Such successor entity shall execute an assumption agreement in form and substance satisfactory to Lender in its sole discretion pursuant to which it shall assume Borrower’s Obligations and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender an opinion of counsel in form and substance and delivered by counsel satisfactory to Lender in its sole discretion stating, among other things, that such assumption agreement is enforceable against Borrower and such successor entity in accordance with its terms and that the Note, the Defeasance Security Agreement and the other Loan Documents, as so assumed, are enforceable against such successor entity in accordance with their respective terms, and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the review of the proposed transferee and the preparation of the assumption agreement and related documentation). Additionally, Borrower shall pay all costs and expenses incurred by Successor Borrower, including attorneys’ fees and expenses, incurred in connection therewith. In connection with a transfer of the Defeasance Collateral to the Successor Borrower, Borrower shall, as a condition to such defeasance, deliver or cause to be delivered a non-consolidation opinion in form and substance satisfactory to Lender and the Rating Agencies. Upon such assumption, Borrower shall be relieved of its Obligations hereunder, under the other Loan Documents and under the Defeasance Security Agreement other than those Obligations which are specifically intended to survive the termination, satisfaction or assignment of this Agreement or the exercise of Lender’s rights and remedies hereunder.

(c)     Appointment as Attorney in Fact. Upon the defeasance of the Loan in accordance with clauses (a) and (b) of this Section 2.4.2, Borrower shall have no further right to prepay the Note pursuant to the other provisions of this Section 2.4.2 or otherwise. In connection with the conditions set forth in this Section 2.4.2, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of purchasing the Defeasance Collateral with funds provided by Borrower. Borrower shall pay any and all expenses incurred in the purchase of the Defeasance Collateral and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of this Section 2.4.2. Any such defeasance of the Loan must be accompanied by a concurrent defeasance of the Senior Loan.

2.4.3     Open Prepayment. Notwithstanding anything to the contrary contained herein, and provided that Borrower shall deliver to Lender a Prepayment Notice, Borrower may prepay the entire principal balance of the Note and any other amounts outstanding under the Note, this Agreement, or any of the other Loan Documents, without payment of the Prepayment Fee or any other prepayment premium, penalty or fee, on any Business Day on or after the Open Prepayment Date. If such prepayment is not made on a Monthly Payment Date, Borrower shall also pay interest that would have accrued on the principal balance of the Note to, but not including, the next Monthly Payment Date. Any such prepayment of the Loan must be accompanied by a concurrent prepayment of the Senior Loan.

2.4.4     Mandatory Prepayments.

(a)     In the event of any Liquidation Event, Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited with Lender, which proceeds shall then be applied by Lender on the next Business Day towards the amount necessary to fully repay the Loan including all interest accrued to the date of prepayment and any other sums then due and payable by Borrower to Lender. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid to Borrower.

(b)     Borrower shall notify Lender of any Liquidation Event not later than one Business Day following the first date on which Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Senior Collateral on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of any Senior Collateral, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.4.4 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of any Senior Loan or Transfer of any Senior Collateral set forth in this Agreement and the other Loan Documents.

2.4.5     Prepayments After Default.

(a)     If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, as part of the Debt, all of: (i) all accrued interest at the Default Rate and, if such tender and acceptance is not made on a Monthly Payment Date, interest that would have accrued on the Debt to, but not including, the next Monthly Payment Date, (ii) an amount equal to the Prepayment Fee, and (iii) in the event the payment occurs on or prior to the Defeasance Lockout Expiration Date, the Liquidated Damages Amount.

(b)     IF DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, ALL OR ANY PART OF THE LOAN IS REPAID ON OR PRIOR TO THE DEFEASANCE LOCKOUT EXPIRATION DATE, THEN BORROWER SHALL PAY TO LENDER, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, AND IN ADDITION TO ANY AND ALL OTHER SUMS AND FEES PAYABLE UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AN AMOUNT EQUAL TO FIVE PERCENT (5%) OF THE PRINCIPAL AMOUNT BEING REPAID (THE “LIQUIDATED DAMAGES AMOUNT”).

2.4.6     Prepayments or Defeasance of Other Mezzanine Loans. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall Borrower permit any other Mezzanine Borrower or any other Person to prepay or defease (which shall include, without limitation, any prepayment or defeasance in connection with any acceleration of any other Mezzanine Loan) any other Mezzanine Loan, in whole or in part, unless (a) the Debt is contemporaneously prepaid or defeased in full in accordance with the applicable terms and conditions of this Agreement, or (b) the Debt has been previously prepaid or defeased in full in accordance with the applicable terms and conditions of this Agreement.

Section 2.5     Release of Collateral.

2.5.1     Release Upon Defeasance. If Borrower has elected to defease the Note and the requirements of Section 2.4.2 have been satisfied, the Collateral shall be released from the Lien of the Security Documents, and the Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall constitute the only collateral which shall secure the Note and all other Obligations. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Release Date (or such shorter time as is acceptable to Lender in its sole discretion), a UCC termination. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Security Documents, including Lender’s reasonable attorneys’ fees. Borrower, pursuant to the Defeasance Security Agreement, shall authorize and direct that the payments received from Defeasance Collateral be made directly to Lender and applied to satisfy the Obligations, including payment in full of the Outstanding Principal Balance as of the Stated Maturity Date.

2.5.2     Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Security Documents. In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a UCC termination. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Security Documents, including Lender’s reasonable attorneys’ fees.

Article 3

REPRESENTATIONS AND WARRANTIES

Section 3.1     Borrower Representations. Borrower represents and warrants that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1     Organization; Special Purpose.

(a)     Each of Borrower and Senior Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and Mortgage Borrower is duly qualified and in good standing in the jurisdiction in which the Property is located and in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower is a Special Purpose Bankruptcy Remote Entity. Each Senior Borrower is a “Special Purpose Bankruptcy Remote Entity” (as such term is defined in the applicable Senior Loan Agreement). Borrower is formed or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Agent in writing at least thirty (30) days prior to the date of such change). Borrower is a “disregarded entity” for U.S. federal income Special Tax purposes.

(b)     Borrower has the power and authority and the requisite ownership interests in First Mezzanine Borrower to control the actions of each Senior Borrower, and upon the realization of the Collateral, Lender or any other party succeeding to Borrower’s interest in the Collateral would have such control. Without limiting the foregoing, Borrower has sufficient control over each Senior Borrower to cause each Senior Borrower to (i) take any action on such Senior Borrower’s part required by the Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents. Each Senior Borrower is a “disregarded entity” for U.S. federal income Special Tax purposes.

3.1.2     Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrower or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3     No Conflicts.

(a)     The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower or Senior Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of Borrower’s or Senior Borrower’s organizational documents or any agreement or instrument to which Borrower or Senior Borrower is a party or by which it is bound, or any order or decree applicable to Borrower or Senior Borrower, or result in the creation or imposition of any Lien on Borrower’s or Senior Borrower’s assets or property (other than pursuant to the Loan Documents and the Senior Loan Documents).

(b)     The execution, delivery and performance of the Senior Loan Agreement and the other Senior Loan Documents by Senior Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Senior Loan Documents) upon any of the property or assets of Senior Borrower pursuant to the terms of any partnership agreement, management agreement or other agreement or instrument to which Senior Borrower is a party or by which any of Senior Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Senior Borrower or any of Senior Borrower’s property or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Senior Borrower of the Senior Loan Agreement or any other Senior Loan Documents has been obtained and is in full force and effect.

3.1.4     Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Borrower’s Knowledge, threatened against Borrower, Senior Borrower, Guarantor, the Manager, the Senior Collateral or the Collateral in any court or by or before any other Governmental Authority which, if adversely determined, could reasonably likely result in a Material Adverse Effect.

3.1.5     Agreements. Neither Borrower nor Senior Borrower is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, Senior Borrower, any Senior Collateral or the Collateral, or Borrower’s or Senior Borrower’s business, properties or assets, operations or financial condition. Neither Borrower nor Senior Borrower is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the financial condition or operations of Borrower or Senior Borrower or its respective properties or might have consequences that would adversely affect Borrower’s performance hereunder. Neither Borrower nor Senior Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Senior Collateral is bound.

3.1.6     Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7     Property; Title.

(a)     Mortgage Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. First Mezzanine Borrower owns the “Collateral” (as defined in the First Mezzanine Loan Agreement) free and clear of all Liens whatsoever. Borrower owns the Collateral free and clear of all Liens whatsoever. The Pledge Agreement, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, when properly filed in the appropriate records, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Pledged Collateral, all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Security Documents. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by this Agreement and the other Loan Documents, (b) materially and adversely affect the value of any Senior Collateral or the Collateral, (c) impair the use or operations of any Senior Collateral (as currently used) or the Collateral, or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

(b)     All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Mortgage Borrower have been paid or are being paid simultaneously herewith. All recording or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established under the Mortgage Loan Documents or are insured against by the Title Insurance Policy.

(c)     The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

(d)     No Condemnation or other proceeding has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

(e)     To Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.8     ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) none of Borrower, Senior Borrower or Guarantor are themselves an “employee benefit plan,” as defined in Section 3(3) of ERISA or a “plan” within the meaning of Section 4975 of the Code, (ii) none of the assets of Borrower, Senior Borrower or Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) Borrower, Senior Borrower and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower, Senior Borrower or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. Neither Borrower nor Senior Borrower has engaged in any transaction in connection with any Plan that could subject Borrower to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code. As of the date hereof, neither Borrower, Senior Borrower nor Guarantor, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a Plan or has maintained or sponsored or contributed to or had any obligations with respect to any Plan for the six plan year period prior to the date hereof. Each of Borrower and Senior Borrower is in compliance in all material respects with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder and there are no material claims pending with respect to any such plan; (ii) no ERISA Event has occurred in the six-year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur and (iii) all material amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by Borrower or Senior Borrower or to which Borrower or Senior Borrower has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. There would be no material liability (contingent or otherwise) of Borrower, Senior Borrower and any ERISA Affiliates with respect to the complete or partial withdrawal from all Multiemployer Plans if such a withdrawal were to occur as of the date hereof. All employees employed at the Property are the employees of Mortgage Borrower, and, except for the Union Contract, neither Borrower, Senior Borrower nor any ERISA Affiliates has any obligation or liability with respect to any collective bargaining agreement or plans thereunder. Mortgage Borrower and, with respect to the Property, Manager (1) are not involved in or been threatened in writing with any work stoppage, labor strike, slowdown or lockout labor dispute, material grievance or litigation relating to labor matters involving any employees at the Property, including, without limitation, claims relating to a violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (2) have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar law, and (3) are in compliance with, and not liable for non-compliance of any party with respect to, applicable labor and employment laws including wage-hour laws, tax withholding and other relevant laws relating to employees and independent contractors.

3.1.9     Compliance. Except as set forth in the zoning reports delivered to Lender prior to the Closing Date in connection with the closing of the Loan and the municipal searches received by Lender prior to the Closing Date, Borrower, Senior Borrower and the Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes of any Governmental Authority. Neither Borrower nor Senior Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower or Senior Borrower. Neither Borrower nor Senior Borrower has committed any act which may give any Governmental Authority the right to cause Borrower or Senior Borrower to forfeit any Senior Collateral or the Collateral or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. The Property is used exclusively for residential multifamily and retail uses and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required of Mortgage Borrower for the legal use, occupancy and operation of the Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

3.1.10     Financial Information. All financial data, including the statements of cash flow and income and operating expense, with respect to the Borrower, the Senior Borrower, the Guarantor, the Senior Collateral and the Collateral, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Senior Collateral and the Collateral as of the date of such reports, and (iii) have been prepared in accordance with the Acceptable Accounting Method throughout the periods covered, except as disclosed therein. Neither Borrower nor Senior Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Senior Borrower and reasonably likely to have a materially adverse effect on any Senior Collateral or the Collateral or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, Senior Borrower, any Senior Collateral or the Collateral from that set forth in said financial statements.

3.1.11     Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.12     Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Mortgage Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Mortgage Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.13     Insurance. Borrower has obtained (or has caused Mortgage Borrower to obtain) and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower or Senior Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14     Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.

3.1.15     Physical Condition. Except as may be expressly set forth in the Physical Conditions Report, to Borrower’s knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Borrower nor Mortgage Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.16     Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are set forth on the Survey and insured against by the Title Insurance Policy.

3.1.17     Leases.

(a)     With respect to non-residential Leases, except as set forth on the rent roll attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no defaults thereunder by either party beyond any applicable notice or cure period, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (iii) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Mortgage Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Mortgage Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, (ix) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower or Senior Borrower, (x) the Tenants under the Leases are open for business and paying full, unabated rent and no Tenant has informed Mortgage Borrower in writing that it intends to discontinue its business at its premises, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, except as set forth on Schedule I, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as set forth on Schedule I, (xii) no Tenant under any Lease has any right or option for additional space in the Improvements and (xiii) to Borrower’s Knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect.

(b)     With respect to residential Leases, except as set forth on the rent rolls attached hereto as Schedule I: (i) the Leases are in full force and effect and there are no material defaults thereunder by either party beyond any applicable notice or cure period, and, to Borrower’s Knowledge, except for certain rent arrearages as of the date of this Agreement as set forth on Schedule I, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) the copies of the Leases delivered to Lender are true and complete, and, there are no oral agreements with respect thereto, (iii) no Rent (including security deposits but not including last month’s rent) has been paid more than one (1) month in advance of its due date, (iv) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any Tenant has already been received by such Tenant, (v) Schedule I includes a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Mortgage Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (vi) to Borrower’s Knowledge, each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, and (vii) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, except as set forth on Schedule I, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as set forth on Schedule I.

(c)     The rent roll attached hereto as Schedule I is true, complete and correct in all material respects and the Property is not subject to any Leases other than the Leases described in Schedule I. Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases.

3.1.18     Tax Filings. To the extent required, Borrower and Senior Borrower have filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower or Senior Borrower. Borrower’s and Senior Borrower’s tax returns (if any) properly reflect the income and taxes of Borrower and Senior Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19     No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or Senior Borrower or any constituent Person of Borrower or Senior Borrower, and neither Borrower, Senior Borrower nor any constituent Person of Borrower or Senior Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower, Senior Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Senior Borrower’s assets or properties, and Borrower does not have Borrower’s Knowledge of any constituent Person contemplating the filing of any such petition against it, Senior Borrower or such constituent Persons.

3.1.20     Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21     Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person, other than those Persons shown on Schedule III, has any ownership interest in, or right of Control, directly or indirectly, in Borrower.

3.1.22     Organizational Status. Borrower’s exact legal name is 50 Murray Mezz Two LLC. Borrower is a single member limited liability company and the jurisdiction in which Borrower is organized is Delaware. Borrower’s Tax I.D. number is 82-4278068 and Borrower’s Delaware Organizational I.D. number is 6739215. First Mezzanine Borrower’s Tax I.D. number is 82-4267180 and First Mezzanine Borrower’s Delaware Organizational I.D. number is 6739210. Mortgage Borrower’s Tax I.D. number is 47-2418604 and Mortgage Borrower’s Delaware Organizational I.D. number is 5647853.

3.1.23     Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.24     No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25     Purchase Options. None of the Senior Collateral, the Collateral nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.

3.1.26     FIRPTA. Neither Borrower nor Senior Borrower is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.27     Investment Company Act. Neither Borrower nor Senior Borrower is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28     Fiscal Year. Each fiscal year of Borrower and Senior Borrower commences on January 1.

3.1.29     Other Debt. There is no indebtedness with respect to any Senior Collateral or the Collateral or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30     Contracts.

(a)     Neither Borrower nor Senior Borrower has entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b)     Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower or Senior Borrower thereunder and, to Borrower’s Knowledge, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Senior Borrower, Manager or any other Person acting on Borrower’s or Senior Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c)     Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d)     No Major Contract has as a party an Affiliate of Borrower or Senior Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

3.1.31     Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which adversely affects, nor as far as Borrower can foresee, might adversely affect, any Senior Collateral, the Collateral or the business, operations or condition (financial or otherwise) of Borrower, Senior Borrower or Guarantor.

3.1.32     Other Obligations and Liabilities. Neither Borrower nor Senior Borrower has any liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a Material Adverse Effect. Neither Borrower nor Senior Borrower has any known contingent liabilities (other than, with respect to Mortgage Borrower, the ongoing litigation relating to 421-g Tax Benefits at the Property, which, if adversely decided, would not have a Material Adverse Effect).

3.1.33     Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower, Senior Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Senior Collateral or the Collateral or the use or operations thereof or (ii) is the registered holder of any website with respect to the Senior Collateral or the Collateral (other than Tenant websites).

3.1.34     Operations Agreements. Each Operations Agreement is in full force and effect and neither Mortgage Borrower nor, to Borrower’s Knowledge, any other party to any Operations Agreement, is in default thereunder, and to the best of Borrower’s Knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.

3.1.35     Illegal Activity. No portion of the Senior Collateral or the Collateral has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).

3.1.36     Residential Tax Benefits. The Property received real estate tax benefits (the “421-g Tax Benefits”) pursuant to Real Property Tax Law (the “RPTL”) § 421-g (the “RPTL Tax Benefit Law”).  The tax “Exemption” for the 110 Church Property expired as of June 30, 2015 and the 110 Church Property tax “Abatement” expired as of June 30, 2017.  The tax “Exemption” for 53 Park Place expired as of June 30, 2013, and the tax “Abatement” for the 53 Park Place Property expired as of June 30, 2015.  Commencing July 1, 2017, the Property has not received any Tax Benefits of any kind, including section 421-g  Tax Benefits.

3.1.37     Senior Loan. The Mortgage Loan has been fully funded in the amount of $257,000,000.00. The outstanding principal balance of the Mortgage Loan, as of the Closing Date, is $257,000,000.00. The First Mezzanine Loan has been fully funded in the amount of $53,000,000.00. The outstanding principal balance of the First Mezzanine Loan, as of the Closing Date, is $53,000,000.00. No default, breach, violation or event of default has occurred under any Senior Loan Document which remains uncured or unwaived and no circumstance, event or condition has occurred or exists which, with the giving of notice and/or the expiration of the applicable period would constitute an Event of Default under the Senior Loan Documents. Each and every representation and warranty of Senior Borrower, made to Senior Lender contained in any one or more of the Senior Loan Documents is true, correct, complete and accurate in all material respects as of the date hereof and are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Senior Lender or to whether the related Senior Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.

3.1.38     Organizational Documents. A true and correct copy of each of the Borrower organizational documents and Senior Borrower organizational documents has been provided to Lender and each such agreement is in full force and effect according to its terms, is the valid and binding obligation of the parties thereto, has not been modified, amended or supplemented by either party thereto and there is no default thereunder by any member thereunder.

3.1.39     Affiliates. Borrower does not own any equity interests in any other Person other than the related Pledged Collateral.

3.1.40     No Contractual Obligations. As of the Closing Date, neither Borrower nor Senior Borrower is subject to any contractual obligations and has not entered into any agreement, instrument or undertaking by which it or its assets are bound, or pursuant to which it has incurred any Indebtedness (other than, with respect to Borrower, the Loan Documents and, with respect to Senior Borrower, the applicable Senior Loan Documents), except as permitted under the Loan Documents and the Senior Loan Documents, respectively, and other, with respect to Mortgage Borrower only, than the Union Contract, the Management Agreement, Leases entered into in accordance with the terms of this Agreement and any contract or agreement contemplated by the Approved Annual Budget for the current year approved by Agent in accordance with Section 4.9.5.

3.1.41     Pledged Collateral.

(a)     Borrower is the sole beneficial owner of the Pledged Collateral and no Lien exists or will exist (except the Permitted Encumbrances) upon the Pledged Collateral at any time (and no right or option to acquire the same exists in favor of any other Person).

(b)     The Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge Agreement).

(c)     The chief place of business of Borrower and the office where Borrower keeps its records concerning the Pledged Collateral will be located at all times at the address specified as Borrower’s address in Section 10.6.

(d)     The Pledged Securities have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any options to purchase or similar rights of any Person.

(e)     The Security Documents create a valid security interest in the Pledged Collateral, securing the payment of the Debt, and upon the filing in the appropriate filing offices of the financing statements to be delivered pursuant to this Agreement, such security interests will be perfected, first priority security interests, and all filings and other actions necessary to perfect such security interests will have been duly taken. Upon the exercise of its rights and remedies under the Pledge Agreement, Lender will succeed to all of the rights, titles and interest of Borrower in First Mezzanine Borrower without the consent of any other Person and will, without the consent of any other Person, be admitted as the sole member in First Mezzanine Borrower.

3.1.42     Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a)     This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed any of the Accounts;

(b)     The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code; and

(c)     None of the Accounts is in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to any bank’s complying with instructions with respect to any of the Accounts from any Person other than Lender.

Section 3.2     Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Article 4

BORROWER COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

Section 4.1     Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2     Due on Sale and Encumbrance; Transfers of Interests.

(a)     Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners and members, as applicable, and principals of Borrower in owning the Collateral and in causing Senior Borrower to operate assets such as the Senior Collateral in agreeing to make the Loan, and will continue to rely on Senior Borrower’s ownership of the applicable Senior Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Senior Collateral and the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Collateral. Therefore, without the prior written consent of Lender, but, in each instance, subject to the provisions of Article 7, neither Borrower, Senior Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower or Senior Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any Senior Collateral or the Collateral or any part thereof, or any interest, direct or indirect, in Borrower or Senior Borrower, whether voluntarily or involuntarily or enter into or subject the Property to a PACE Loan (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include (i) an installment sales agreement wherein Senior Borrower agrees to sell any Senior Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) with respect to any corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) with respect to any limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing member, non-managing member, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner or limited partner or the transfer of the interest of any joint venturer or member, (v) any action or occurrence which results in the Key Principal Ownership/Control Conditions to no longer be satisfied, (vi) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower or Senior Borrower and (vii) any deed-in-lieu or assignment-in-lieu agreement to provide a deed-in-lieu or assignment-in-lieu of the Senior Collateral or any portion thereof.

(b)     Notwithstanding the provisions of this Section 4.2, except as permitted by Article 7 hereof (i) no Transfer of any direct interest in Senior Borrower is permitted without the written consent of Lender and (ii) Borrower shall not consent to or permit a Transfer of any Senior Collateral by Senior Borrower if and to the extent permitted under Section 7 of the applicable Senior Loan Agreement unless it obtains the prior written consent of Lender.

Section 4.3     Liens. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in Borrower or Senior Borrower or any portion of the Senior Collateral or the Collateral, except for the Permitted Encumbrances. After prior notice to Lender, Borrower, at its own expense, may contest (or cause Senior Borrower to contest) by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Senior Collateral, nor the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower or Senior Borrower shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrower shall deliver to Lender (or shall cause Senior Borrower to deliver to Senior Lender) either (A) cash, or other security as may be reasonably approved by Lender, in an amount equal to one hundred ten percent (110%) of the contested amount, or (B) a payment and performance bond in an amount equal to 100% of the contested amount from a surety acceptable to Lender in its reasonable discretion; (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability; (vii) such contest shall not affect the ownership, use or occupancy of the Senior Collateral or the Collateral; and (viii) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Senior Collateral or the Collateral (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Pledge Agreement being primed by any related Lien.

Section 4.4     Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity and Senior Borrower shall at all times be a “Special Purpose Bankruptcy Remote Entity” (as such term is defined in the applicable Senior Loan Documents). Neither Borrower nor Senior Borrower shall directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower or Senior Borrower not being a Special Purpose Bankruptcy Remote Entity. At all times during the term of the Loan, Borrower shall, and shall cause Senior Borrower to be treated as a “disregarded entity” for U.S. federal income Special Tax purposes and shall not take any action or make any election that would result in Borrower and/or Senior Borrower being subject to income tax during the term of the Loan.

Section 4.5     Existence; Compliance with Legal Requirements. Borrower shall (and shall cause Senior Borrower to) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Senior Collateral and the Collateral and comply with all Legal Requirements applicable to it, the Senior Collateral and the Collateral.

Section 4.6     Taxes and Other Charges. Borrower shall (or shall cause Senior Borrower to) pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall (or shall cause Senior Borrower to) furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower need not pay (or cause Senior Borrower to pay) Taxes directly nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3 of the Mortgage Loan Agreement). Borrower shall not permit or suffer (and shall not permit Senior Borrower to permit or suffer), and shall (or shall cause Senior Borrower to) promptly discharge , any Lien or charge against any Senior Collateral with respect to Taxes and Other Charges, and shall (or shall cause Senior Borrower to) promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest (or cause Senior Borrower to contest) by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Senior Collateral, the Collateral nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall (or shall cause Senior Borrower to) promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (vi) Borrower shall deposit with Lender (or shall cause Senior Borrower to deliver to Senior Lender) cash, or other security as may be approved by Lender, in an amount equal to one hundred ten percent (110%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon, provided that no such cash or other security shall be required in the amount of such Taxes or Other Charges if Lender reasonably determines that there are sufficient funds in the Tax Account for payment of such Taxes or Other Charges and any interest and penalties that may accrue thereon; (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability; (viii) such contest shall not affect the ownership, use or occupancy of the Property; and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Senior Collateral (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated cancelled or lost or there shall be any imminent danger of the Lien of the Pledge Agreement being primed by any related Lien.

Section 4.7     Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against any Senior Collateral, the Collateral, Borrower, Senior Borrower, Manager, or Guarantor which could reasonably be expected to have a Material Adverse Effect.

Section 4.8     Title to the Pledged Collateral. Borrower shall warrant and defend (a) its title to the Collateral, subject only to the Lien of the Loan Documents, (b) the validity and priority of the Lien under the Pledge Agreement and other Loan Documents on the Collateral, subject only to the Lien of the Loan Documents and (c) Borrower shall cause Senior Borrower to warrant and defend (i) its title to the applicable Senior Collateral and every part thereof, subject only to Permitted Encumbrances and (ii) the validity and priority of the Liens of the Senior Loan Documents on the applicable Senior Collateral, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Senior Collateral or the Collateral, other than as permitted hereunder, is claimed by another Person.

Section 4.9     Financial Reporting.

4.9.1     Generally. Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with an Acceptable Accounting Method, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, reflecting the financial affairs of Borrower and Senior Borrower and all items of income and expense in connection with the operation of the Senior Collateral and the Collateral. Lender shall have the right from time to time during normal business hours upon three (3) Business Days’ written notice to Borrower to examine such books and records at the office of Borrower, Senior Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall reasonably require. After an Event of Default, Borrower shall pay any out-of-pocket costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

4.9.2     Quarterly Reports. Not later than forty-five (45) days following the end of each fiscal quarter (and, with respect to the rent rolls under clause (ii) below, upon Lender’s request each calendar month prior to Securitization of the Loan), Borrower shall deliver to Lender:

(i)     unaudited financial statements, internally prepared in accordance with an Acceptable Accounting Method, including a balance sheet and profit and loss statement as of the end of such quarter (or month) and for the corresponding quarter of the previous year, and a statement of revenues and expenses for such quarter and the year to date, and a comparison of the year to date results with the results of the same period of the previous year. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Borrower and Senior Borrower, (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, and (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower, Senior Borrower, any Senior Collateral or the Collateral in which the amount involved is $500,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.

(ii)     a true, correct and complete rent roll for the Property, dated as of the last month of such fiscal quarter (or month, if applicable), showing the percentage of gross leasable area of the Property, if any, leased as of the last day of the preceding calendar quarter (or month, if applicable), the current annual rent for the Property, the expiration date of each Lease, whether, with respect to any non-residential Lease or Major Lease, to Borrower’s Knowledge any portion of the Property has been sublet, and if it has, the name of the subtenant, and such rent roll shall be accompanied by an Officer’s Certificate certifying that such rent roll is true, correct and complete in all material respects as of its date and stating whether Mortgage Borrower, within the past three (3) months, has issued a notice of default with respect to any non-residential Lease or Major Lease which has not been cured and the nature of such default.

Notwithstanding anything to the contrary above, Borrower may deliver such reports on a consolidated basis, provided that (i) appropriate notation shall be made on such consolidated reports to indicate the separateness of Borrower and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person.

4.9.3     Annual Reports. Borrower shall deliver to Lender:

(i)     Not later than seventy-five (75) days after the end of each Fiscal Year of Borrower’s operations, unaudited financial statements, internally prepared in accordance with the Acceptable Accounting Method, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property and actual occupancy percentages for the Property. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above;

(ii)     Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, audited financial statements certified by an Independent Accountant in accordance with an Acceptable Accounting Method, and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, covering the Property, including a balance sheet as of the end of such year, a statement of revenues and expenses for such year and the fourth quarter thereof, and stating in comparative form the figures for the previous Fiscal Year, as well as the supplemental schedule of net income or loss presenting the net income or loss for the Property. Such annual financial statements shall be in the form of an annual combined balance sheet of Borrower (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for the Property on a combined basis and shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(i) above; and

(iii)     Not later than ninety (90) days after the end of each Fiscal Year of Mortgage Borrower’s operations, an annual summary of any and all Capital Expenditures made at the Property during the prior twelve (12) month period.

4.9.4     Other Reports.

(a)     Borrower shall, within ten (10) Business Days after request by Lender, furnish or cause to be furnished to Lender, in such manner and in such detail as may be reasonably requested by Lender, such reasonable additional information as may be reasonably requested with respect to the Senior Collateral or the Collateral.

(b)     Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.

(c)     Borrower will furnish, or cause Mortgage Borrower to furnish, to Lender a copy of the financial statements and all other materials Mortgage Borrower is required to provide Mortgage Lender under Article 4.9 of the Mortgage Loan Agreement within the time periods required thereunder.

4.9.5     Annual Budget.

(a)     Borrower shall submit to Lender by November 15 of each year the Annual Budget for the succeeding Fiscal Year. During the continuance of a Trigger Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld so long as no Event of Default is continuing). Annual Budgets delivered to Lender (other than during the continuance of a Trigger Period) or approved by Lender during the continuance of a Trigger Period) shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). To the extent Lender has approval rights over an Annual Budget pursuant to this Section 4.9.5, neither Borrower, Senior Borrower nor Manager shall change or modify the Annual Budget that has been approved by Lender without the prior written consent of Lender. Except upon the occurrence of and during the continuance of a Trigger Period, Lender shall not have the right to approve each Annual Budget.

(b)     Notwithstanding anything to the contrary contained in this Section 4.9.5, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.9.5, Lender’s approval or consent, as the case may be, shall be deemed given if:

(i)     the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, AS LENDER, TO 50 MURRAY MEZZ TWO LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Business Day period in order to adequately review the same has been delivered; and

(ii)     if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such fifteen (15) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, AS LENDER, TO 50 MURRAY MEZZ TWO LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such five (5) Business Day period.

4.9.6     Extraordinary Operating Expenses: During the continuance of a Trigger Period, in the event that Mortgage Borrower incurs an extraordinary operating expense not set forth in the Approved Annual Budget (each an “Extraordinary Operating Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Operating Expense for Lender’s approval. Any Extraordinary Operating Expense approved by Lender is referred to herein as an (“Approved Extraordinary Operating Expense”). Borrower shall cause any Funds distributed to Mortgage Borrower for the payment of Approved Extraordinary Operating Expenses pursuant to Section 6.9.1 of the Mortgage Loan Agreement to be used by Mortgage Borrower only to pay for such Approved Extraordinary Operating Expenses or reimburse Mortgage Borrower for such Approved Extraordinary Operating Expenses, as applicable.

4.9.7     Breach. If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.9 within thirty (30) days after the date upon which such Required Record is due and Lender has given Borrower written notice thereof, Lender shall have the option, upon fifteen (15) days’ notice to Borrower to gain access to Borrower’s and Senior Borrower’s books and records and prepare or have prepared at Borrower’s expense, any Required Records not delivered by Borrower.

Section 4.10     Access to Property. Subject to the rights of Tenants under Leases, Borrower shall (or cause Mortgage Borrower to) permit agents, representatives, consultants and employees of Lender to perform non-invasive inspections at the Property or any part thereof during normal business hours upon reasonable advance notice (which may be given orally).

Section 4.11     Leases.

4.11.1     Generally. Upon Lender’s request, Borrower shall furnish Lender, from time to time (but with respect to clause (iii) below, not more than once per each calendar year, unless an Event of Default exists) with (i) executed copies of all non-residential Leases then in effect, (ii) executed copies of a sample of residential Leases as required by Lender (not more than 25% of such residential Leases), or all such Leases if an Event of Default exists, and (iii) upon advance written notice, access at Borrower’s offices to copies of all residential Leases and material related information for review at Borrower’s offices. Within ten (10) days after the execution of a Major Lease, any non-residential Lease or any renewals, amendments or modification of a Major Lease or non-residential Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

4.11.2     Approvals.

(a)     Subject to Section 4.11.2(f) below, Borrower shall not permit Mortgage Borrower to enter into a proposed Major Lease or a proposed renewal, extension or modification of an existing Major Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld.

(b)     With respect to residential Leases, any Lease and any renewals, amendments and modifications of existing Leases and proposed leases, shall not be subject to the prior approval of Lender provided (i) the proposed lease would not be a Major Lease or the existing Lease as amended or modified or the renewal Lease would not be a Major Lease and (ii) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (A) shall be written substantially in accordance with the standard form of residential Lease which shall have been approved by Lender, (B) shall provide for net effective rental rates reasonably comparable to existing local market rates or as required pursuant to applicable Legal Requirements, (C) shall not contain any option to purchase or any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the applicable Property), any requirement for a non-disturbance or recognition agreement, or any other provision which might adversely affect the rights of Lender under the Loan Documents in any material respect, and (D) shall have a term (together with all extensions and renewal options) of not less than six (6) months nor more than two (2) years; provided however, that residential Leases demising in the aggregate no more than thirty percent (30%) of the residential units at the Property may have a term of up to three (3) years.

(c)     With respect to non-residential Leases, any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease or a renewal, amendment or modification to a Major Lease, unless such renewal, amendment or modification is made unilaterally in accordance with an express provision of such Lease) that meets the following requirements may be entered into by Mortgage Borrower without Lender’s prior consent: (i) provides for economic terms, including rental rates, reasonably comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) has a term (together with all extension and renewal options) of not less than two (2) years, an initial term of no more than ten (10) years, and a term (together with all extension and renewal options) of no more than twenty (20) years, provided however, that any such extension or renewal option which extends the term of the Lease beyond ten (10) years shall be at the prevailing market rate as of the expiration of such initial ten (10) year term, (iii) [reserved], (iv) is with Tenants that are creditworthy, in the reasonable business judgment of Mortgage Borrower, (v) is not with an Affiliate of Borrower, Senior Borrower or Guarantor, and (vi) does not contain any option to purchase or any right of first refusal to purchase any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the Property) or any other terms which would have a Material Adverse Effect. All other non-residential Leases (including Major Leases) and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, such approval, so long as there is no Event of Default continuing, shall not be unreasonably withheld or delayed.

(d)     Borrower shall not permit Mortgage Borrower to permit or consent to any assignment or sublease of any Major Lease without Lender’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Mortgage Borrower) which approval shall not be unreasonably withheld.

(e)     Borrower shall have the right, without the consent or approval of Lender, to cause Mortgage Borrower to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (A) (i) by reason of a tenant default and (ii) in a commercially reasonable manner to preserve and protect the applicable Property or (B) with respect to residential Leases that are not with Affiliates of Borrower or Guarantor, provided that no Trigger Period is then continuing, (i) the aggregate amount of Leases being terminated without the consent or approval of Lender for the trailing twelve (12) month period shall be no more than twenty (20) units, (ii) such termination is in the reasonable business judgment of Mortgage Borrower and (iii) such termination or surrender would not result in a Low Debt Yield Period.

(f)     Notwithstanding anything to the contrary contained in this Section 4.11.2 or in clauses (ii) and (v) of Section 4.11.3, provided no Event of Default is continuing, whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.11.2, Lender’s approval or consent, as the case may be, shall be deemed given if:

(i)     the first correspondence from Borrower to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, TO 50 MURRAY MEZZ TWO LLC. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Business Day period in order to adequately review the same has been delivered; and

(ii)     if Lender fails to respond or to deny such request for approval in writing within the first ten (10) Business Days of such fifteen (15) Business Day period, a second notice requesting approval is delivered to Lender from Borrower in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER THE LOAN BY DEUTSCHE BANK AG, NEW YORK BRANCH, TO 50 MURRAY MEZZ TWO LLC. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such five (5) Business Day period.

4.11.3     Covenants. Borrower shall cause Mortgage Borrower to (i) observe and perform the obligations imposed upon the lessor under the Leases in all material respects and in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not permit Mortgage Borrower to terminate or accept a surrender of a Major Lease without Lender’s prior approval, which approval shall not be unreasonably withheld; (iii) not collect any of the Rents more than one (1) month in advance (other than security deposits and the payment of the last month’s rent under residential Leases); (iv) not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); and (v) unless otherwise permitted in accordance with Section 4.11.2(a), (b), (c) or (d), other than with respect to residential Leases in the ordinary course of business, not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor without Lender’s prior approval, which approval shall not be unreasonably withheld. Borrower shall promptly send copies to Lender of all written notices of material default which Mortgage Borrower shall receive under the Leases.

4.11.4     Security Deposits. All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements, and shall not be commingled with any other funds of Mortgage Borrower. Borrower shall, upon request (which, unless an Event of Default is continuing, shall not be required to be given more than twice in any twelve (12)-month period), provide Lender with evidence reasonably acceptable to Lender of Mortgage Borrower’s compliance with the foregoing.

Section 4.12     Repairs; Maintenance and Compliance; Alterations.

4.12.1     Repairs; Maintenance and Compliance. Borrower shall at all times cause Mortgage Borrower to maintain, preserve and protect all franchises and trade names, and Borrower shall cause Mortgage Borrower to cause the Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall cause Mortgage Borrower to promptly comply with all Legal Requirements (including municipal, state and federal laws) and immediately cure properly any violation of a Legal Requirement. Borrower also hereby covenants and agrees that it shall not (or permit Mortgage Borrower to) commit, permit or suffer to exist any illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority). Borrower, at its own expense, may contest (or cause Mortgage Borrower to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the need to cure any such violation of Legal Requirements, provided that (i) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (ii) neither the applicable Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iii) Mortgage Borrower shall promptly upon final determination thereof complete such cure, together with all costs, interest and penalties which may be payable in connection therewith; (iv) in the case of violations in excess of $500,000, individually or in the aggregate (the “Contest Threshold”), Borrower shall deliver to Lender (or shall cause Mortgage Borrower to deliver to Mortgage Lender) cash, or other security as may be reasonably acceptable to Lender, in an amount equal to one hundred ten percent (110%) of the costs necessary to cure such violation in excess of the Contest Threshold, (v) failure to cure such violation will not subject Lender to any civil or criminal liability, (vi) such contest shall not affect the ownership, use or occupancy of the applicable Property, and (vii) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vi) of this Section 4.12.1. Lender may pay over any such cash or other security held by Lender to cure such violation at any time when, in the reasonable judgment of Lender, the validity of the violation is established or the applicable Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Pledge Agreement secured by the Pledge Agreement being primed by due to such violation. Borrower shall cause Mortgage Borrower to promptly repair, replace or rebuild any part of the Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair.

4.12.2     Alterations. Borrower may, without Lender’s consent, cause Mortgage Borrower to perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not adversely affect Borrower’s or Senior Borrower’s financial condition or the value or net operating income of the Property or the Collateral and (iii) are consistent with Mortgage Borrower’s business and do not, and would not reasonably be expected to, result in a Material Adverse Effect. Borrower shall not permit Mortgage Borrower to perform any Material Alteration without Lender’s prior written consent. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrower deliver to Lender (or cause Mortgage Borrower to deliver to Mortgage Lender) security for payment of the cost of such Material Alteration and as additional security for Borrower’s Obligations under the Loan Documents (or Mortgage Borrower’s obligations under the Mortgage Loan Documents), which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, or (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold, and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of any Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower has provided cash security, as provided above, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

Section 4.13     Approval of Major Contracts. Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting any Senior Collateral or the Collateral, which approval shall not be unreasonably withheld. Borrower shall comply and, with respect to the Property, Borrower shall cause Mortgage Borrower and Manager to comply, with the Union Contract and all applicable labor and employment laws relating to employees and independent contractors.

Section 4.14     Property Management.

4.14.1     Management Agreement. Borrower shall cause Mortgage Borrower to (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, and (iv) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

4.14.2     Prohibition Against Termination or Modification. Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement (other than renewal of the existing Management Agreement on the same terms on a year-to-year basis), (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new property manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement. Notwithstanding the foregoing, however, provided no Event of Default is continuing, the approval of Lender and the Rating Agencies shall not be required with respect to the appointment of a Qualified Manager. If at any time Lender consents to the appointment of a new property manager or a Qualified Manager is appointed, then as a condition of Lender’s consent, (a) such new property manager (including a Qualified Manager) and Mortgage Borrower shall execute a management agreement in form and substance reasonably acceptable to Lender, (b) such new property manager and Borrower shall execute a consent of manager in a form reasonably acceptable to Lender and (c) Borrower shall deliver an updated Insolvency Opinion if such Qualified Manager is an Affiliate of Borrower, Senior Borrower, Guarantor or Key Principal.

4.14.3     Replacement of Manager. Lender shall have the right to require Borrower to cause Mortgage Borrower to replace the Manager with (x) a Qualified Manager selected by Mortgage Borrower or (y) another property manager chosen by Mortgage Borrower and approved by Lender (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation from each applicable Rating Agency as to such new property manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of a monetary Event of Default, or at any time following an acceleration of the Loan pursuant to a non-monetary Event of Default, (ii) if Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding or (iii) if at any time the Manager has engaged in gross negligence, fraud or misappropriation of funds.

Section 4.15     Performance by Borrower; Compliance with Agreements.

(a)     Borrower shall in a timely manner observe, perform and fulfill (and cause Senior Borrower to observe, perform and fulfill) each and every covenant, term and provision of each Loan Document and Senior Loan Document executed and delivered by, or applicable to, Borrower or Senior Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document or Senior Loan Document executed and delivered by, or applicable to, Borrower or Senior Borrower without the prior consent of Lender.

(b)     Borrower shall at all times comply (and cause Mortgage Borrower to comply) in all material respects with all Operations Agreements. Borrower agrees that without the prior written consent of Lender, neither Borrower nor Mortgage Borrower will amend, modify or terminate any of the Operations Agreements.

Section 4.16     Licenses; Intellectual Property; Website.

4.16.1     Licenses. Borrower shall cause Mortgage Borrower to keep and maintain all Licenses necessary for the operation of the Property as a multifamily residential facility and commercial property. Borrower shall not permit Mortgage Borrower to transfer any Licenses required for the operation of the Property.

4.16.2     Intellectual Property. Borrower shall keep and maintain all Intellectual Property relating to the use or operation of the Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not Transfer or let lapse any Intellectual Property without Lender’s prior consent.

4.16.3     Website. Any website with respect to the Property (other than Tenant websites) shall be maintained by or on behalf of Mortgage Borrower and any such website shall be registered in the name of Mortgage Borrower. Borrower shall not permit Mortgage Borrower to Transfer any such website without Lender’s prior consent, which consent shall not be unreasonably withheld.

Section 4.17     Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)     furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)     cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents, to evidence, preserve and/or protect the Collateral, as Lender may reasonably require; and

(c)     do and execute (and cause Senior Borrower to do and execute) all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time. Notwithstanding the foregoing, in no event shall Borrower be required to take any action pursuant to this Section 4.17 that materially increases the obligations or decreases the rights of Borrower or Guarantor under the Loan Documents unless such action is to cure a defect or correct any omission, such that the action provides Lender with the benefit of its bargain under this Agreement or the other Loan Documents; and

(d)     do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances (which shall be in form and substance reasonably acceptable to Lender) as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of the Pledge Agreement or for filing of any UCC financing statement, or for complying with all Legal Requirements in all material respects. Borrower, if reasonably requested by Lender, will execute and deliver, and hereby authorizes Lender, following ten (10) days’ notice to Borrower and Borrower’s failure to comply within such ten (10) day period, to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Collateral. Upon the occurrence and during the continuance of an Event of Default, Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to this Section 4.17.

Section 4.18     Estoppel Statement.

(a)     After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, which are within Borrower’s knowledge as of the date of such statement and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. Except during the continuance of an Event of Default or prior to the full Securitization of the Loan, Borrower shall not be required to provide such statement more than twice in any twelve (12)-month period.

(b)     Borrower shall cause Mortgage Borrower to use commercially reasonable efforts to obtain and deliver to Lender, upon request, an estoppel certificate from each Tenant under any non-residential Lease (provided that Mortgage Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease) in form and substance reasonably satisfactory to Lender; provided, that Mortgage Borrower shall not be required to deliver such certificates more frequently than three (3) times in any calendar year.

(c)     Borrower shall cause Mortgage Borrower to deliver to Lender upon request, tenant estoppel certificates delivered to Mortgage Lender with respect to the Mortgage Loan.

Section 4.19     Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Event of Default of which Borrower has knowledge.

Section 4.20     Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.21     Indebtedness. Borrower shall not permit Senior Borrower to, directly or indirectly create, incur or assume any Indebtedness other than “Permitted Indebtedness” (as such term is defined in the applicable Senior Loan Agreement). Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Collateral, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of $10,000 and (C) are paid within sixty (60) days of the date incurred (collectively, “Permitted Indebtedness”).

Section 4.22     Business and Operations. Borrower will (and cause Senior Borrower to) continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Senior Collateral or the Collateral. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Collateral. Borrower will cause Senior Borrower to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Senior Collateral.

Section 4.23     Dissolution. Borrower shall not (and shall not permit Senior Borrower to) (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Senior Collateral or the Collateral, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower or Senior Borrower except to the extent expressly permitted by the Loan Documents and the Senior Loan Documents, or (iv)  cause, permit or suffer Borrower or Senior Borrower to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower or Senior Borrower would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement of Borrower or Senior Borrower, in each case without obtaining the prior consent of Lender.

Section 4.24     Debt Cancellation. Borrower shall not (and shall not permit Senior Borrower to) cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower or Senior Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Senior Borrower’s business.

Section 4.25     Affiliate Transactions. Borrower shall not (and shall not permit Senior Borrower to) enter into, or be a party to, any transaction with an Affiliate of Borrower or Senior Borrower or any of the partners, members or shareholders, as applicable, of Borrower or Senior Borrower, except in the ordinary course of business and on terms which are no less favorable to Borrower, Senior Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26     No Joint Assessment. Borrower shall not (and shall not permit Mortgage Borrower to) suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

Section 4.27     Principal Place of Business. Borrower shall not (and shall not permit Senior Borrower to) change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

Section 4.28     Change of Name, Identity or Structure. Borrower shall not (and shall not permit Senior Borrower to) change Borrower’s or Senior Borrower’s name, identity (including its trade name or names) or convert from a limited liability company structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender; provided, however, that each of Borrower and Senior Borrower shall at all times be a single member Delaware limited liability company. Borrower shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein and in the other Loan Documents. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Mortgage Borrower intends to operate the Property, and representing and warranting that Mortgage Borrower does business under no other trade name with respect to the Property.

Section 4.29     Costs and Expenses.

(a)     Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender (and for purposes of this Section 4.29, Lender shall include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) upon receipt of notice from Lender, for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date (except to the extent expressly set forth in Section 10.21(a) hereof); (ii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iii) filing and recording of any Loan Documents; (iv) title insurance with respect to the Pledged Collateral; (v) the creation, perfection or protection of Lender’s Liens in the Pledged Collateral (including fees and expenses for title and lien searches, intangibles taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vi) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Collateral, or any other security given for the Loan; (vii) fees charged by Servicer (except to the extent expressly set forth in Section 10.21) or, if a Securitization has occurred, the Rating Agencies in connection with the Loan or any modification thereof; and (viii) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings (including fees and expenses for title and lien searches, intangible taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the active gross negligence, illegal acts, fraud or willful misconduct of Lender. All amounts payable to Lender or Servicer in exercising its rights under this Section 4.29 (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable upon demand, secured by this Agreement and interest thereon shall accrue at the Default Rate from the date incurred.

(b)     In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the actual costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c)     The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Collateral by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30     Indemnity. Borrower shall indemnify, defend and hold harmless Lender (and for purposes of this Section 4.30, Lender shall include the initial lender, its Affiliates, successors and assigns, and their respective officers and directors) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Security Documents, the Collateral or any interest therein, or receipt of any Rents (including due to any Increased Costs, Special Taxes or Other Taxes but excluding due to compliance with bank regulatory requirements or similar Lender bank regulatory compliance); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of any Senior Collateral or the Collateral to comply with any Legal Requirement (it being understood that with respect to environmental legal requirements, the Environmental Indemnity shall govern); (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

Section 4.31     ERISA.

(a)     Borrower shall not (or permit Senior Borrower to) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent, any Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

(b)     Borrower shall not (or permit Senior Borrower to) permit the assets of Borrower or Senior Borrower to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c)     Borrower shall deliver to Agent such certifications or other evidence from time to time throughout the Term, as reasonably requested by Agent, that (A) Borrower, Senior Borrower and Guarantor are not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower, Senior Borrower and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower, Senior Borrower and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

(d)     Borrower, Senior Borrower and Guarantor shall not (i) sponsor or contribute to, or permit any ERISA Affiliate to sponsor or contribute to, any Plan; (ii) engage, or permit any ERISA Affiliate to engage, in any non-exempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code; (iii) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (iv) incur, or permit any ERISA Affiliate to incur, any liability whether under ERISA or by contract or agreement or otherwise in connection with a complete or partial withdrawal, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, from any Multiemployer Plan or (v) permit any ERISA Event to occur other than any such events or conditions that existed and were disclosed to Agent as of the date hereof.

(e)     With respect to each Multiemployer Plan for which Borrower, Senior Borrower or any ERISA Affiliate has an obligation to make contributions or other liability, within the meaning of Section 101(l) of ERISA (a “Contributing Employer”), upon request by Lender in writing, and no more frequently than once in a twelve (12) month period, Borrower shall request, or cause to be requested, in accordance with Section 101(1)(1) of ERISA, that the plan sponsor or administrator of the applicable Multiemployer Plan provide an estimate of the amount of the Contributing Employer’s withdrawal liability under Title IV of ERISA if the Contributing Employer were to have completely withdrawn from the applicable Multiemployer Plan on the last day of the plan year preceding the date of the request, and shall provide such information to Agent within 10 days after the receipt from the plan sponsor or administrator of the applicable Multiemployer Plan.

Section 4.32     Patriot Act Compliance.

(a)     Borrower will (and shall cause Senior Borrower to) use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Senior Borrower, any Senior Collateral and/or the Collateral, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s and Senior Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Senior Borrower, any Senior Collateral and/or the Collateral, including those relating to money laundering and terrorism. In the event that Borrower or Senior Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower, or cause Borrower to cause Senior Borrower, to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Pledge Agreement and the other Loan Documents and shall be immediately due and payable.

(b)     Neither Borrower, Senior Borrower nor any owner of a direct or indirect interest in Borrower or Senior Borrower (i) is or will be listed on any Government Lists, (ii) is or will be a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously or will be indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently or will be under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under any Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”.

(c)     At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Senior Borrower, or Guarantor, shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that the investment in Borrower, Senior Borrower, or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, Senior Borrower, or Guarantor, as applicable, with the result that the investment in Borrower, Senior Borrower, or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower, Senior Borrower, or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower, Senior Borrower, or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

Section 4.33     Anti-Corruption Obligations. Borrower represents and warrants that, in connection with this Agreement, Borrower and, to Borrower’s knowledge, each Person that has an economic interest in Borrower, has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (the “Anti-Corruption Obligation”). Borrower shall, at all times throughout the Term, maintain and enforce appropriate policies, procedures and controls to ensure compliance with the Anti-Corruption Obligation.

Section 4.34     Residential Tax Benefits.

(a)     If a court of competent jurisdiction or administrative agency issues a binding determination to the effect that the Rent Regulations Laws apply to any of the housing accommodations in the Property and Mortgage Borrower shall have exhausted and/or waived any right to further appeal of such determination (provided that, the time period in which Mortgage Borrower may appeal such determination shall not exceed eighteen (18) months from the date of such binding determination), including, but not limited to, any Petition for Administrative Review and/or any proceeding brought pursuant to Civil Practice Law and Rules Article 78, thereby rendering such determination final and non-appealable (the “Final Order”), then (i) Borrower shall cause Mortgage Borrower to comply with such Final Order’s directions as to RPTL Tax Benefit Law compliance, and any further direction in such Final Order that such Rents be registered with the New York State Division of Housing and Community Renewal (“HCR”), and/or make any rent refund and/or reduction as required by such Final Order, and (ii) Borrower shall cause Mortgage Borrower to promptly respond to, and defend against, any notice of revocation of the 421-g Tax Benefits, and/or demand for repayment of 421-g Tax Benefits received from any Governmental Authority, and promptly after the receipt of any such notice, Borrower shall send a copy of the same to Lender. Borrower shall not (and shall not cause or permit Senior Borrower to) apply for or accept, for any housing accommodation or residential portion of the Property, any Tax Benefit, in each case, without the prior written consent of Lender.

(b)     Borrower shall cause Mortgage Borrower to at all times maintain as business records (i) copies of any and all contracts, invoices and canceled checks (front and back) which establish the scope of any apartment improvements, and which substantiate any resulting rent increases based on the installation of apartment improvements and (ii) proof of service and filing of any residential apartment HCR rent registrations made by or on behalf of Mortgage Borrower.

Section 4.35     Incurrence of Expenses. Borrower shall cause Mortgage Borrower not to incur any Operating Expense, Capital Expenditure, leasing expense or other expense unless it is an Operating Expense set forth in the Approved Annual Budget, an Approved Extraordinary Operating Expense, an Approved Capital Expenditure (as defined in the Mortgage Loan Agreement) or an Approved Leasing Expense (as defined in the Mortgage Loan Agreement).

Section 4.36     Limitation on Securities Issuances. Neither Borrower nor Senior Borrower shall issue any membership interests or other securities other than those that have been issued as of the date hereof.

Section 4.37     Limitation on Distributions.

(a)     On each date on which amounts are due and payable to Lender pursuant to the Loan Documents and/or are required to be disbursed to Senior Lender pursuant to the terms of the Senior Loan Documents, Borrower shall exercise its rights under the organizational documents of First Mezzanine Borrower to cause Senior Borrower to make a distribution of funds to Borrower in an amount sufficient to allow Borrower to make such required payment to Lender.

(b)     Any and all dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by First Mezzanine Borrower on or in respect of any interests in First Mezzanine Borrower, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any such interests (collectively, the “Distributions”), shall become part of the Collateral.

(c)     If any Distributions shall be received by Borrower or any Affiliate of Borrower after the occurrence and during the continuance of an Event of Default, Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender. During the existence of an Event of Default, Borrower shall not make any distributions of any kind, returns of capital, or repayment of any loans (in each case whether in cash, assets, equity interests, or proceeds of any kind) to any Person that owns an equity interest in Borrower.

Section 4.38     Other Limitations. Prior to the payment in full of the Debt, Borrower shall not, and shall not cause or permit Senior Borrower, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), to give its consent or approval to any of the following actions or items:

(a)     the distribution to the partners, members or shareholders of Senior Borrower of property other than cash;

(b)     other than as expressly permitted by the Loan Documents or the Mortgage Loan Documents, any (i) improvement, renovation or refurbishment of all or any part of the Property to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as the Property, (ii) removal, demolition or material alteration of the improvements or equipment on the Property, unless such improvements or equipment are being replaced with property of the same or greater utility or such removal, demolition or alteration is done in the ordinary course of business or (iii) material increase in the square footage or gross leasable area of the improvements on the Property if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower;

(c)     except as set forth in the Mortgage Loan Documents, any determination to restore any Property after a Casualty or Condemnation; or

(d)     any material change in the method of conduct of the business of Borrower or Senior Borrower.

Section 4.39     Contractual Obligations. Other than the Loan Documents, the Borrower organizational documents and the First Mezzanine Borrower organizational documents, neither Borrower nor any of the Collateral shall be subject to any contractual obligations, except with respect to Permitted Indebtedness, and Borrower shall not enter into any further agreement, instrument or undertaking by which it or the Collateral are bound, except as related to indebtedness expressly permitted pursuant to the terms hereof or to such liabilities, not material in the aggregate, that are incidental to its activities as a limited partner, member or shareholder, as applicable, of First Mezzanine Borrower.

Section 4.40     Bankruptcy-Related Covenants. To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Senior Borrower to not, seek substantive consolidation of Borrower or Senior Borrower into the bankruptcy estate of Guarantor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving Guarantor.

(a)     To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Senior Borrower to, contest, oppose or object to any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving Guarantor.

(b)     To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall cause Senior Borrower to, provide, originate, acquire an interest in or solicit (in writing) or accept from Guarantor or any Affiliate of Guarantor, or Borrower Affiliate, any debtor-in-possession financing on behalf of Guarantor in the event that Guarantor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving Guarantor.

Section 4.41     Major Contracts.

(a)     Borrower shall not, and shall not permit Senior Borrower to, enter into any Major Contract without the consent of Lender, not to be unreasonably withheld, conditioned or delayed. Lender may condition its consent upon Senior Borrower also obtaining the consent of the Senior Lender, if such consent of Senior Lender is required under the Senior Loan Documents. Upon the request of Lender with respect to Major Contracts, Borrower shall, or shall cause Senior Borrower to, deliver to Lender a recognition agreement from such service or material provider, among other things, providing for such Person’s continued performance should Lenders become the owner of the Collateral. Each such Major Contract and each recognition agreement relating thereto, shall be in form and substance reasonably acceptable to Lender in all respects, including the amount of the costs and fees thereunder.

(b)     Except as specifically set forth herein, Borrower will not, and will not permit or cause Senior Borrower to, amend, modify, supplement, rescind or terminate any Major Contract, without Lender’s approval, including the identity of the party to perform services under such agreement. If a service provider under a Major Contract is in default in its obligations thereunder to the extent entitling Senior Borrower to rescind or terminate that agreement, then if Lender so requires, Borrower will, or will cause Senior Borrower to, promptly use all reasonable efforts to terminate that agreement and appoint a new party in its place, with such identity and terms of appointment approved by Lender.

(c)     Borrower shall and shall cause Senior Borrower to observe and perform each and every term to be observed or performed by Senior Borrower under the Major Contracts the non-performance of which would cause a material adverse effect on Borrower, Senior Borrower, the Collateral or any Senior Collateral or the current operation of the Property.

Section 4.42     Notices. Borrower shall give notice, or cause notice to be given, to Lender, promptly upon the occurrence of:

(a)     any default or event of default on the part of Senior Borrower, Guarantor or Manager under any Major Contract or Management Agreement; and

(b)     any default or event of default under any contractual obligation of Borrower or Senior Borrower that could reasonably be expected to have a Material Adverse Effect.

Article 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1     Insurance.

5.1.1     Insurance Policies.

(a)     Borrower, at its sole cost and expense (or at Senior Borrower’s sole cost and expense), shall cause Senior Borrower to obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower, Senior Borrower and the Property providing at least the following coverages:

(i)     Property insurance against loss or damage by fire, any type of wind (including named storms), lightning and such other perils as are included in a standard “special form” or “all-risk” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by acts of terrorism (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of such Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; and (C) containing “Ordinance or Law Coverage” if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss to the undamaged portion of the building (with a limit equal to replacement cost), the cost of demolition and the increased costs of construction, each in amounts as required by Lender. In addition, Borrower shall obtain, or cause Mortgage Borrower to obtain: (y) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated special flood hazard area (“SFHA”), flood hazard insurance for all such Improvements and/or Personal Property located in the SFHA in an amount equal to the (1)  the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such additional coverage as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance unless such Property is located in an area with a high degree of seismic activity and a Probable Maximum Loss (“PML”) or Scenario Expected Loss (“SEL”) of greater than 20%), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)     commercial general liability insurance, including coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii)     rental loss and/or business income interruption insurance (A) with loss payable to Mortgage Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsection (vi) below and Section 5.1.1(h) below; (C) covering a period of restoration of twenty-four (24) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property (less non-continuing expenses) for a period of thirty-six (36) months. Notwithstanding the foregoing, Lender shall accept the existing rental loss/business interruption insurance in place as of the date of Closing, provided that, upon renewing the existing all-risk policy, such coverage shall be increased as required herein. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property (less non-continuing expenses) for the succeeding thirty-six (36) month period. All proceeds payable pursuant to this subsection shall be paid to and held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)     at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if such property or liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs, or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policy required herein in this Section 5.1.1(a), (B) Borrower shall cause its construction manager (CM) or General Contractor (GC) and shall have the CM/GC cause its contractors and sub-contractors (TRADES) to maintain similar coverage to that which is provided in Sections 5.1.1(ii) and 5.1.1(vii), and such policies shall maintain limits of liability as follows: (a) $50,000,000 commercial liability and automobile liability for CM/GC and $5,000,000 for Trades (b) $500,000 employers liability and (B) the insurance provided for in subsection (i) above shall be expanded to include such insurance written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy such Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)     workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)     comprehensive boiler and machinery/equipment breakdown insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)     umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Millions and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii)     motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are reasonably required from time to time by Lender (if applicable);

(ix)     insurance against employee dishonesty with respect to any employees of Borrower or Senior Borrower in an amount not less than one (1) month of Gross Revenue from the Property and with a deductible not greater than Twenty Five Thousand and No/100 Dollars ($25,000.00); and

(x)     upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b)     All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)     Any blanket insurance Policy shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 5.1.1(a) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.

(d)     All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, with respect to Policies of liability insurance, except for the Policies referenced in Section 5.1.1(a)(v) and (viii), shall name Lender and its successors and/or assigns as additional insured, as its interests may appear, and in the case of Policies of property insurance, including but not limited to special form/all-risk, boiler and machinery, terrorism, windstorm, flood, rental loss and/or business interruption and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Mortgage Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Mortgage Lender providing that the loss thereunder shall be payable to Mortgage Lender.

(e)     All Policies of insurance provided for in Section 5.1.1(a) shall:

(i)     with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of Borrower or Senior Borrower, or anyone acting for Borrower or Senior Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, (2) the Policies shall not be cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium and (3) the issuer(s) of the Policies shall give written notice to Lender if the issuers elect not to renew the Policies prior to its expiration;

(ii)     with respect to all Policies of liability insurance, if obtainable by Borrower or Senior Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, (1) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice and (2) the issuers thereof shall give notice to Lender if the issuers elect not to renew such Policies prior to its expiration. If the issuers cannot or will not provide notice, the Borrower shall be obligated to provide such notice; and

(iii)     not contain any clause or provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)     If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Senior Collateral and the Collateral, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate (provided, however, that the Default Rate shall not be charged in the event that the amounts required to pay any applicable premiums have been deposited into and are then held in the “Insurance Account” pursuant to Section 6.4 of the Mortgage Loan Agreement).

(g)     In the event of foreclosure of the Pledge Agreement or other transfer of title to the Collateral in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder to Borrower shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h)     The property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrower shall cause Mortgage Borrower to maintain property insurance, commercial general liability, umbrella liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above (or at least not specifically excluding same) at all times during the term of the Loan. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

(i)     Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain (or cause Mortgage Borrower to obtain and maintain) coverage in its property insurance Policy (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain (or cause Mortgage Borrower to obtain) coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of such Property plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is available. Borrower shall obtain (or cause Mortgage Borrower to obtain) the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain (or cause Mortgage Borrower to obtain) such coverage from the highest rated insurance company providing such coverage. Notwithstanding the foregoing, in the event TRIPRA is no longer in effect, Borrower shall be required to carry (or cause Mortgage Borrower to carry) terrorism insurance throughout the term of the Loan as required herein this clause (i).

5.1.2     Insurance Company. All Policies required pursuant to Section 5.1.1: (i) shall be issued by companies authorized or licensed to do business in the state where the Property is located, with: (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company, with no carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance company, and (2) a rating of A:X or better in the current Best’s Insurance Reports; (ii)  shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause/Lender’s Loss Payable Endorsement, or their equivalents, naming Mortgage Lender as the person to whom all payments made by such insurance company shall be paid; (iii) shall contain a waiver of subrogation against Lender; (iv) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing (A) that neither Borrower, Senior Borrower, Lender nor any other party shall be a co-insurer under said Policies and (B)  for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Property, but in no event in excess of an amount reasonably acceptable to Lender; and (v) shall be reasonably satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain (or cause Mortgage Borrower to obtain) such other insurance as may from time to time be reasonably required by Lender in order to protect its interests and which covers risks that are commonly insured for properties similar to the Property located in and around the region in which the Property is located. Certified copies of the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

Deutsche Bank AG, New York Branch
60 Wall Street, 10th Floor

New York, New York 10005

Attn: Karen Bernsohn

Borrower shall cause Mortgage Borrower to pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Mortgage Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 of the Mortgage Loan Agreement). Within thirty (30) days after request by Lender, Borrower shall obtain (or cause Mortgage Borrower to obtain) such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Section 5.2     Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrower, regardless of whether insurance proceeds are available, shall (or shall cause Mortgage Borrower to) promptly proceed to restore, repair, replace or rebuild the affected Individual Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or Senior Borrower. In addition, Lender may, subject to the right of Senior Lender, participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than, with respect to the affected Individual Property, three percent (3%) of the Allocated Loan Amount for the affected Individual Property, and Borrower shall (or shall cause Mortgage Borrower to) deliver to Lender all instruments required by Lender to permit such participation. Except as set forth in the foregoing sentence, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower causes Mortgage Borrower to settle such claim) shall be due and payable solely to Lender and held by Lender in accordance with the terms of this Agreement. In the event Borrower, Senior Borrower or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse (or cause Senior Borrower to endorse), and cause all such third parties to endorse, such check payable to the order of Lender, subject to the rights of Senior Lender under the Senior Loan Documents. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender, subject to the rights of Senior Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty, except to the extent such liability arises as a result of the gross negligence or willful misconduct of Lender.

Section 5.3     Condemnation. Borrower shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of all or any portion of an Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Subject to the rights of Senior Lender under the Senior Loan Documents, Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall (or cause Mortgage Borrower to), at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall (or cause Mortgage Borrower to) promptly commence and diligently prosecute the Restoration of the affected Individual Property and otherwise comply with the provisions of Section 5.4 of the Mortgage Loan Agreement whether or not an Award is available to pay the costs of such Restoration. If the affected Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, subject to the rights of Senior Lender and whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4     Restoration. Borrower shall cause Mortgage Borrower to comply with the terms and provisions of Section 5.4 of the Mortgage Loan Agreement. If, pursuant to the terms of the Mortgage Loan Documents, Mortgage Borrower is ever entitled to receive any portion of any Proceeds or Awards (i.e., such amounts are not required to be used for Restoration or to be applied to repayment of the Mortgage Loan), then, subject to the rights of First Mezzanine Lender, Borrower shall cause such portion of such Proceeds or Award to be deposited with Lender and all such amounts shall then be applied to the payment of the Debt in accordance with Section 2.4.4.

Article 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1     Cash Management Arrangements. Borrower shall cause Mortgage Borrower to cause all Rents to be deposited and applied in accordance with the Mortgage Loan Documents. All funds paid by Mortgage Lender to Lender shall be deemed to be a distribution from Mortgage Borrower to First Mezzanine Borrower, and from First Mezzanine Borrower to Borrower, and shall be applied and disbursed in accordance with this Agreement. Lender may establish accounts and subaccounts to receive and hold such funds (and may be ledger or book entry accounts and not actual accounts) (such accounts and subaccounts are referred to herein as “Accounts”). The Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2     Reserves. If, at any time during the Term, Mortgage Lender is not requiring Mortgage Borrower to make the required deposits required under Article 6 of the Mortgage Loan Agreement (or the Mortgage Loan has been refinanced or otherwise repaid in full in accordance with the terms of this Agreement), then, subject to the rights of First Mezzanine Lender, Lender shall have the right, at its option, to require Borrower to make such required deposits to Lender, in which case such deposits shall be made by Borrower and disbursed by Lender substantially in accordance with the provisions of such applicable sections of the Mortgage Loan Agreement. Funds required to be deposited at any time into such reserves are referred to herein as the “Reserve Funds”.

Section 6.3     Security Interest in Funds.

6.3.1     Grant of Security Interest. Borrower hereby pledges, assigns and grants to Lender a first-priority perfected security interest to Lender, as security for the payment and performance of the Obligations, in all of Borrower’s right, title and interest in and to the Accounts and the funds therein (the “Funds”). The Funds shall be under the sole dominion and control of Lender. The Funds shall not constitute a trust fund and may be commingled with other monies held by Lender.

6.3.2     Income Taxes; Interest. Borrower shall report on its federal, state, commonwealth, district and local income tax returns all interest or income accrued on the Funds. The Funds shall earn interest at a rate commensurate with the rate of interest paid from time to time on money market accounts at a commercial bank selected by Lender in its sole discretion from time to time, with interest credited monthly to such Funds. All earnings or interest on each of the Funds shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued.

6.3.3     Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Funds or permit any Lien or encumbrance to attach thereto or any levy to be made thereon or any UCC-1 financing statements to be filed with respect thereto, except those naming Lender as the secured party.

Section 6.4     Property Cash Flow Allocation

6.4.1     Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds received by Lender from Mortgage Lender during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority:

(i)     First, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount, applied first to the payment of interest computed at the Interest Rate with the remainder applied to the reduction of the Outstanding Principal Balance;

(ii)     Second, to Lender, for purposes of funding any reserves, if required under Section 6.2;

(iii)     Third, to Lender, of any other amounts then due and payable under the Loan Documents; and

(iv)     Lastly, to Borrower of any remaining amounts.

6.4.2     Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (i) through (iii) of Section 6.4.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Accounts for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Lender to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.4.3     Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Funds and any other funds of Borrower then in the possession of Lender or Servicer and apply such funds to the items to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Article 7

PERMITTED TRANSFERS

Section 7.1     Permitted Transfer of the Entire Property.

(a)     Notwithstanding the provisions of Section 4.2, Borrower shall have, following the earlier of twelve (12) months after the Closing Date and a Securitization of the entire Loan, the right to (i) cause Mortgage Borrower to convey the entire Property to a new borrower (“Transferee Mortgage Borrower”) and have Transferee Mortgage Borrower assume all of Mortgage Borrower’s obligations under the Mortgage Loan Documents, (ii) if a New Mezzanine Loan (as defined in the Mortgage Loan Agreement) has been created, have all of the Persons who own direct ownership interests in Transferee Mortgage Borrower (“Transferee New Mezzanine Borrower”) assume all of New Mezzanine Loan Borrower’s (as defined in the Mortgage Loan Agreement) obligations under the New Mezzanine Loan Documents (as defined in the Mortgage Loan Agreement), (iii) have all of the Persons who own direct ownership interests in Transferee New Mezzanine Borrower (or in Transferee Mortgage Borrower if no New Mezzanine Loan has been created) (“Transferee First Mezzanine Borrower”) assume all of First Mezzanine Borrower’s obligations under the First Mezzanine Loan Documents, (iv) have all of the Persons who own direct ownership interests in Transferee First Mezzanine Borrower (“Transferee Second Mezzanine Borrower”; together with Transferee Mortgage Borrower, any Transferee New Mezzanine Borrower and Transferee First Mezzanine Borrower, “Transferee Borrowers”) assume all of Borrower’s obligations under the Loan Documents, and (v) have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all of the conditions precedent set forth in Section 7.1(b).

(b)     Transfer and Assumption shall be subject to the following conditions:

(i)     Borrower has provided Lender with not less than sixty (60) days prior written notice (it being understood that the consummation of the Transfer and Assumption is subject to Lender’s approval of all of the conditions set forth in this Section 7.1(b), which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;

(ii)     no Event of Default has occurred and is continuing;

(iii)     each Transferee Borrower shall be a “Special Purpose Bankruptcy Remote Entity” (as such term is defined in the Mortgage Loan Documents or the applicable Mezzanine Loan Documents, as applicable);

(iv)     each Transferee Borrower shall be Controlled by a Person who (x) is a Qualified Transferee with a minimum ownership interest in each Transferee Borrower reasonably acceptable to Lender and (y) whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is reasonably acceptable to Lender;

(v)     the Property shall be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender;

(vi)     Transferee Second Mezzanine Borrower shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender and, if applicable, replacement pledge agreements (substantially similar in content as the Pledge Agreement delivered as of the date hereof);

(vii)     each replacement guarantor and indemnitor shall be an Approved Replacement Guarantor;

(viii)     each Approved Replacement Guarantor shall deliver to Lender a guaranty of recourse obligations (in substantially the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in substantially the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations from and after the date of such Transfer and Assumption and under such environmental indemnity agreement (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations and environmental indemnity agreement for acts that arise from and after the date of such Transfer and Assumption and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement).

(ix)     Transferee Second Mezzanine Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the organization and existence of each Transferee Borrower and each Approved Replacement Guarantor;

(x)     satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) each Approved Replacement Guarantor, (B) each Transferee Borrower, (C) any Person that Controls any Transferee Borrower or owns an equity interest in any Transferee Borrower which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;

(xi)     if any portion of the Loan has been or is anticipated to be the subject of a Securitization, Lender shall have received a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of any portion of the Loan);

(xii)     counsel to Transferee Second Mezzanine Borrower and each Approved Replacement Guarantor(s) shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion);

(xiii)     Borrower shall cause to be delivered to Lender (A) an endorsement to the UCC Title Insurance Policy or, if an endorsement cannot be issued, a new UCC Title Insurance Policy relating to the new collateral pledged under the replacement pledge agreement and (B) a mezzanine endorsement to the new owner’s title insurance policy, in each case in form and substance acceptable to Lender, in Lender’s reasonable discretion;

(xiv)     Transferee Second Mezzanine Borrower and/or Borrower, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to (A) 0.50% of the Outstanding Principal Balance for the first Transfer and Assumption and (B) 1.0% of the Outstanding Principal Balance for each subsequent Transfer and Assumption;

(xv)     if the Mortgage Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under the Mortgage Loan;

(xvi)     if any other Mezzanine Loan is outstanding at the time of the Transfer and Assumption, the proposed Transfer and Assumption shall not constitute or cause a default under such other Mezzanine Loan;

(xvii)     Borrower or Transferee Second Mezzanine Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses in connection with the Transfer and Assumption. Lender may, as a condition to evaluating any requested consent to a transfer, require that Borrower post a cash deposit with Lender in an amount equal to Lender’s reasonably anticipated costs and expenses in evaluating any such request for consent; and

(xviii)     Borrower shall have otherwise received Lender’s written consent to such Transfer and Assumption (which consent shall not be unreasonably withheld and, without limiting the foregoing, shall be conditioned upon satisfaction of all of the other conditions set forth in this Section 7.1(b) are satisfied, including receipt of a Rating Agency Confirmation from each of the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement entered into in connection with the Securitization of the Loan)).

(xix)     with respect to the Mortgage Loan and each other Mezzanine Loan, there shall be a simultaneous “Transfer and Assumption” (as such term is defined in the Mortgage Loan Documents and the applicable Mezzanine Loan Documents) pursuant to and in accordance with terms and provisions set forth in the Mortgage Loan Documents and the applicable Mezzanine Loan Documents;

(c)     Notwithstanding anything to the contrary set forth in this Agreement, upon the closing of a Transfer and Assumption, Lender shall release Borrower from all obligations under the Loan Documents.

(d)     It shall not be a Default or an Event of Default hereunder if a Transfer and Assumption to which Lender has consented does not close for any reason whatsoever.

Section 7.2     Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder:

(a)     a Lease entered into in accordance with the Loan Documents;

(b)     a Permitted Encumbrance;

(c)     the transfer of publicly traded shares on a nationally or internationally recognized stock exchange in any indirect equity owner of Borrower;

(d)     provided no Event of Default shall then exist, a Transfer of any direct or indirect interest in Borrower related to or in connection with the estate planning of such transferor to (1) a Family Member of such interest holder (or to partnerships or limited liability companies Controlled solely by one or more of such Family Members) or (2) a trust established for the benefit of such Family Member, provided that:

(i)     Borrower shall provide to Lender twenty (20) days prior written notice thereof;

(ii)     such Transfer shall not otherwise result in a change of Control of Borrower, Mortgage Borrower or any other Mezzanine Borrower, or change of the day to day management and operations of the Property and the Key Principal Ownership/Control Conditions shall continue to be satisfied;

(iii)     Borrower shall continue to be the sole member of First Mezzanine Borrower, First Mezzanine Borrower shall continue to be the sole member of Mortgage Borrower (or of New Mezzanine Loan Borrower if a New Mezzanine Loan was created), and New Mezzanine Loan Borrower (if a New Mezzanine Loan was created) shall continue to be the sole member of Mortgage Borrower;

(iv)     Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(v)     if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower or Senior Borrower to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee; and

(vi)     if such Transfer shall cause the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower or Senior Borrower to an amount which equals or exceeds forty-nine percent (49%), Lender consents to such Transfer in Lender’s sole and absolute discretion, which consent may be conditioned upon, inter alia, the delivery of a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(e)     a Transfer of any direct or indirect interest in Borrower that occurs by devise or bequest or by operation of law upon the death or legal incapacity of a natural person that was the holder of such interest, provided that:

(i)     Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer not less than thirty (30) days after the date of such Transfer;

(ii)     Borrower shall continue to be the sole member of First Mezzanine Borrower, First Mezzanine Borrower shall continue to be the sole member of Mortgage Borrower (or of New Mezzanine Loan Borrower if a New Mezzanine Loan was created), and New Mezzanine Loan Borrower (if a New Mezzanine Loan was created) shall continue to be the sole member of Mortgage Borrower;

(iii)     Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iv)     the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies;

(v)      if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower or Senior Borrower to an amount which equals or exceeds ten percent (10%), such transferee shall be a Qualified Transferee;

(vi)     The Key Principal Ownership/ Control Conditions shall continue to be satisfied; and

(vii)     if such Transfer shall cause the transferee together with its Affiliates to acquire or to increase its direct or indirect interest in Borrower or Senior Borrower to an amount which equals or exceeds forty-nine percent (49%), (x) Lender consents to such Transfer in Lender’s sole and absolute discretion, which consent may be conditioned upon, inter alia, the delivery of a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(f)     provided that no Event of Default shall then exist, one or more Transfers of any direct or indirect interest in Borrower shall be permitted without Lender’s consent provided that:

(i)     no such Transfer shall (x) cause the transferee (other than Key Principal), together with its Affiliates, to increase its direct or indirect interest in Borrower, Mortgage Borrower or any other Mezzanine Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower, Mortgage Borrower or any other Mezzanine Borrower;

(ii)     Borrower shall continue to be the sole member of First Mezzanine Borrower, First Mezzanine Borrower shall continue to be the sole member of Mortgage Borrower (or of New Mezzanine Loan Borrower if a New Mezzanine Loan was created), and New Mezzanine Loan Borrower (if a New Mezzanine Loan was created) shall continue to be the sole member of Mortgage Borrower;

(iii)     Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iv)     if such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower or Senior Borrower to an amount which equals or exceeds ten percent (10%), (x) such transferee is a Qualified Transferee and (y) Borrower shall provide to Lender thirty (30) days prior written notice thereof;

(v)     after giving effect to such Transfer, the Key Principal Ownership/Control conditions shall continue to be satisfied; and

(vi)     the Property shall continue to be managed by a Qualified Manager or by a property manager reasonably acceptable to Lender and acceptable to the applicable Rating Agencies;

(g)     a Condemnation; and/or

(h)     a Transfer and Assumption.

Notwithstanding anything to the contrary contained in this Section 7.2, if, as a result of any Permitted Transfer, Guarantor no longer Controls Borrower and Senior Borrower and owns any direct or indirect interest in Borrower and Senior Borrower (or if there were two or more Guarantors immediately prior to such Permitted Transfer, no Guarantor any longer Controls Borrower and Senior Borrower or any such Guarantor no longer has a direct or indirect interest in Borrower and Senior Borrower), it shall also be a condition hereunder that one or more Approved Replacement Guarantors shall execute and deliver a guaranty of recourse obligations (in substantially the same form as the guaranty of recourse obligations delivered to Lender by Guarantor on the date hereof) and an environmental indemnity agreement (in substantially the same form as the environmental indemnity agreement delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer, pursuant to which, in each case, the Approved Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations from and after the date of such Permitted Transfer and under such environmental indemnity agreement (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations and environmental indemnity agreement from acts that arise from and after the date of such Permitted Transfer and such Approved Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement; provided, however, that the previous guarantors shall have the burden of proof with respect to any events or acts that such guarantors allege to have occurred after the date of any such release in accordance with the terms hereof and the replacement guarantors shall have the burden of proof with respect to any events or acts that such replacement guarantors allege to have occurred prior to the date such guarantors became replacement guarantors hereunder); provided, further, in connection with a Permitted Transfer as set forth in clause (h) and (i) above, the previous guarantor shall not be released and shall remain liable with respect to clause (xi) of Section 10.1 hereof and the Guaranteed Obligations (as defined in the Guaranty) set forth in clause (iii) of the definition of such term).

Section 7.3     Cost and Expenses; Searches; Copies.

(a)     Borrower shall pay all out-of-pocket costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, and the reasonable cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

(b)     Borrower shall provide Lender with copies of all organizational documents (if any) relating to any Permitted Transfer.

(c)     In connection with any Permitted Transfer, to the extent a transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrower or Senior Borrower immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower and Senior Borrower as of the Closing Date), Borrower shall deliver (and Borrower shall be responsible for any reasonable out of pocket costs and expenses in connection therewith), customary searches reasonably requested by Lender in writing (including credit, judgment, lien, litigation, bankruptcy, criminal and watch list) reasonably acceptable to Lender with respect to such transferee.

Article 8

DEFAULTS

Section 8.1     Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)     if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full on the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D)  the Prepayment Fee is not paid when due, (E) the Liquidated Damages Amount is not paid when due or (F) any deposit to the Reserve Funds is not made on the required deposit date therefor;

(ii)     if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower;

(iii)     if any of the Taxes or Other Charges are not paid prior to delinquency, subject to the right of Borrower to contest such Taxes and Other Charges as provided in Section 4.6 hereof (provided that it shall not be an Event of Default if such past due Taxes are Real Estate Taxes and there are sufficient funds in the Tax Account to pay such amounts when due, no other Event of Default is then continuing and Mortgage Lender or the Mortgage Loan servicer fails to make such payment in violation of the Mortgage Loan Agreement);

(iv)     if the Policies are not (A) delivered to Lender within ten (10) days of Lender’s written request and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v)     a Transfer other than a Permitted Transfer occurs;

(vi)     if any certification, representation or warranty made by Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made (provided, however, as to (A) any such false or misleading certification, representation or warranty which was not known to Borrower to be false or misleading when made or submitted to Lender, and the condition causing such certification, representation or warranty to be false or misleading is susceptible of being cured, the same shall not be an Event of Default hereunder unless Borrower fails within thirty (30) days following written notice thereof to Borrower to undertake and complete all action necessary to either cure the same or make such certification, representation or warranty true and correct in all material respects as and when made or (B) a Default under this clause (vi) that is due to a breach in a representation caused by an adverse ruling after the Closing Date with respect to Rent Regulation Laws, such breach shall be deemed cured if Borrower fully complies, without limitation of its other obligations to comply with Rent Regulation Laws, with such adverse ruling);

(vii)     if Borrower, Mortgage Borrower, any other Mezzanine Borrower or Guarantor shall make an assignment for the benefit of creditors;

(viii)     if a receiver, liquidator or trustee shall be appointed for Borrower, Mortgage Borrower, any other Mezzanine Borrower or Guarantor or if Borrower, Mortgage Borrower, any other Mezzanine Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by Borrower, Mortgage Borrower, any other Mezzanine Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Mortgage Borrower, any other Mezzanine Borrower or Guarantor shall be instituted, or if Borrower, Mortgage Borrower or any other Mezzanine Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower, Mortgage Borrower, any other Mezzanine Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days following its filing;

(ix)     if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)     if any of the factual assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect (provided, however, that such untruth shall not constitute an Event of Default if within ten (10) days after request by Lender, Borrower shall cause counsel reasonably acceptable to Lender (provided that the counsel that delivered the Insolvency Opinion in connection with the closing of the Loan shall be deemed reasonably acceptable to Lender) to deliver a new non-consolidation opinion to the effect that the failure of such factual assumption to be true shall not in any material manner impair, negate or amend the opinions rendered in the Insolvency Opinion (or such other non-consolidation opinion most recently delivered to Lender) in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies);

(xi)     a breach of the covenants set forth in Section 4.31 hereof;

(xii)     a breach of the covenants set forth in Sections 4.4, or 4.23 hereof, provided, however, that such breach shall not constitute an Event of Default if (A) such breach was inadvertent, immaterial and non-recurring, (B) if such breach is curable, Borrower shall promptly cure such breach within ten (10) days of notice from Lender and (C) within ten (10) days after request by Lender, Borrower shall cause counsel to deliver a new non-consolidation opinion to the effect that the breach shall not in any material manner impair, negate or amend the opinions rendered in the Insolvency Opinion (or such other non-consolidation opinion most recently delivered to Lender) in any material respect, which opinion shall be acceptable to Lender in its reasonable discretion and, in connection with or following a Securitization, acceptable to the Rating Agencies);

(xiii)     if Borrower or Senior Borrower shall be in default beyond any applicable grace or cure period under any mortgage or security agreement covering any part of the Senior Collateral or the Collateral whether it be superior, pari passu or junior in Lien to the Senior or the Pledge Agreement;

(xiv)     subject to Borrower’s and Senior Borrower’s right to contest set forth in Section 4.3 of this Agreement, if any Senior Collateral or the Collateral becomes subject to any mechanic’s, materialman’s or other Lien (and such Lien is not removed within five (5) days) except a Permitted Encumbrance or a Lien for Taxes not then due and payable;

(xv)     the alteration, improvement, demolition or removal of any material portion of the Improvements without the prior consent of Lender, other than in accordance with this Agreement and the Leases at the Property entered into in accordance with the Loan Documents;

(xvi)     if, without Lender’s prior written consent, which consent shall not have been unreasonably withheld, (i) the Management Agreement is terminated by Mortgage Borrower (other than as expressly permitted in this Agreement), (ii) there is a material change in the Management Agreement, or (iii) if there shall be a material default by Mortgage Borrower under the Management Agreement beyond any applicable notice or grace period, provided that, such material default shall not constitute an Event of Default if, prior to the termination of the Management Agreement, Mortgage Borrower enters into a new Management Agreement with a Replacement Manager in accordance with Section 4.14 of this Agreement;

(xvii)     if Borrower or Senior Borrower or any Person owning a direct or indirect ownership interest (other than an indirect interest in Borrower of less than ten percent (10%) with no ability to Control) in Borrower or Senior Borrower shall be convicted of a Patriot Act Offense by a court of competent jurisdiction;

(xviii)     a breach of any representation, warranty or covenant contained in Section 3.1.18 hereof that has a Material Adverse Effect;

(xix)     if Borrower breaches any covenant contained in Section 4.9 hereof and such breach continues for ten (10) days;

(xx)     if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor, the Senior Collateral or the Collateral, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xxi)     an Event of Default as defined or described in the Senior Loan Documents occurs, or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or permit Senior Lender to accelerate the maturity of any portion of the Senior Loan;

(xxii)     the Liens created pursuant to any Loan Document shall cease to be a fully perfected enforceable first priority security interest or any portion of the Collateral is Transferred without Lender’s prior written consent, provided, that Borrower shall have the right to cure any involuntary Lien on any portion of the Collateral within ten (10) Business Days of notice of such Lien;

(xxiii)     Guarantor breaches any of the Guarantor Financial Covenants; or

(xxiv)     a breach by Mortgage Borrower or any other Mezzanine Borrower of the “special purpose entity” covenants contained in the Mortgage Loan Documents or the applicable Mezzanine Loan Documents; or

(xxv)     if Borrower or Guarantor(s) shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) through (xxiv) above, and such Default shall continue for ten (10) days after notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice to Borrower from Lender in the case of any other such Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower and/or Guarantor shall have commenced to cure such Default within such 30-day period shall and thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower and/or Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

Section 8.2     Remedies.

8.2.1     Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

8.2.2     Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Pledge Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

8.2.3     Severance.

(a)     During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Pledge Agreement in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace or cure period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Pledge Agreement to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Pledge Agreement to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of the sums secured by the Pledge Agreement and not previously recovered.

(b)     During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c)     During the continuance of an Event of Default, any amounts recovered from the Collateral or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.4     Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Pledge Agreement and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

Article 9

SALE AND SECURITIZATION OF MORTGAGE

Section 9.1     Sale of Loan and Securitization. Subject to Section 9.4 hereof:

(a)     Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or in one or more pooled loan securitizations. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b)     If requested by Lender, Borrower shall reasonably cooperate with and assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, including to:

(i)     (A) provide updated financial and other information with respect to the Senior Collateral and the Collateral, the business operated at the Property, Borrower, Senior Borrower, Guarantor(s) and the Manager, including, without limitation, the information set forth on Exhibit B attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and the Rating Agencies;

(ii)     provide opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Senior Collateral, the Collateral, the Loan Documents, Borrower, Senior Borrower and their respective Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(iii)     provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)     (A) review any Disclosure Document or any interim draft thereof furnished by Lender to Borrower with respect to information contained therein that was furnished to Lender by or on behalf of Borrower in connection with the preparation of such Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Guarantor, operating statements and rent rolls with respect to the Property, and (B) within three (3) Business Days following Borrower’s receipt thereof, provide to Lender in writing any revisions to such Disclosure Document or interim draft thereof necessary or advisable to insure that such reviewed information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make statements contained therein not misleading.

(c)     If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:

(i)     if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii)     if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d)     [intentionally omitted].

(e)     If Lender reasonably determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f)     Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i)     with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii)     with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g)     If requested by Lender, Borrower shall provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(h)     If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, but not more than three times within any twelve (12)-month period, Borrower shall provide, within five (5) days after Lender’s request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

(i)     All financial statements provided by Borrower pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with an Acceptable Accounting Method, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by Independent Accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer or other authorized representative (whose function is similar to that of a chief financial officer) of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(j)     In connection with any Secondary Market Transaction, Lender shall have the right, and Borrower hereby authorizes Lender, to disclose any and all information in Lender’s possession regarding Borrower, Senior Borrower, Guarantor, any Manager, the Senior Collateral, the Collateral and/or the Loan in any Disclosure Document, in any promotional or marketing materials that are prepared by or on behalf of Lender in connection with such Secondary Market Transaction or in connection with any oral or written presentation made by or on behalf of Lender, including without limitation, to any actual or potential investors and any Rating Agencies and other NRSROs.

(k)     Lender shall provide Borrower with prior written notice if Regulation S-K, Regulation S-X or Regulation AB is applicable pursuant to a Securitization.

(l)     If, pursuant to Securitization of the Mortgage Loan, Mortgage Borrower is obligated to furnish financial information pursuant to Section 9.1(c) of the Mortgage Loan Agreement, Borrower shall furnish such information to Agent simultaneously with delivery of such information to Mortgage Borrower, whether or not the Loan is subject to a Securitization.

Section 9.2     Securitization Indemnification.

(a)     Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives relating to Borrower, Senior Borrower, Guarantor, Clipper Manager or any other Manager that is an Affiliate of Borrower, Senior Borrower or Guarantor, their respective constituent owners, the Senior Collateral and the Collateral (such information, whether provided pursuant to Section 9.1 above or otherwise in connection with the Loan, collectively, the “Borrower Provided Information”; which “Borrower Provided Information” shall be deemed not to include (i) an untrue statement of any material fact contained in the Borrower Provided Third Party Report, except to the extent Borrower or Guarantor had actual knowledge at the time Borrower or Guarantor provided the Borrower Provided Third Party Report that the Borrower Provided Third Party Report contained such untrue statement of material fact and Borrower failed to alert Lender to same, or (ii) an omission of a material fact in the Borrower Provided Third Party Report (which omission shall be deemed material if such fact should have been included in the Borrower Provided Third Party Report in order to make the statements, in light of the circumstances under which they were made, not misleading), except to the extent Borrower or Guarantor had actual knowledge at the time Borrower or Guarantor provided the Borrower Provided Third Party Report that the Borrower Provided Third Party Report reflected such omission and Borrower failed to alert Lender to same) may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by the Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b)     Borrower hereby agrees to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial agent, initial lenders, their successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the Borrower Provided Information, (B) the omission or alleged omission to state therein a material fact required to be stated in the Borrower Provided Information or necessary in order to make the statements in the Borrower Provided Information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure); except, in each case, that (I) Borrower’s obligation to indemnify for any Liabilities that arise in connection with a Disclosure Document that derives in part from information contained in Borrower Provided Information and in part from information either prepared by the Lender Group, the Issuer, the Underwriter Group or any other Person shall be limited to any untrue statement or omission of material fact contained in Borrower Provided Information known to Borrower that results directly from the Borrower Provided Information (or omission from the Borrower Provided Information) and (II) Borrower shall have no responsibility for (w) any statements contained in any Disclosure Document to which Borrower or its authorized representative have objected to (or requested changes to) in writing to Lender or that were derived from Borrower Provided Third Party Reports, (x) numbers which have been submitted by Borrower and adjusted by any Indemnified Person from those submitted by Borrower, to the extent of such adjustment, (y) third party reports, such as environmental and physical condition reports that do not constitute Borrower Provided Third Party Reports, and (z) any financial projections. Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any actual legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Senior Borrower, operating statements and rent rolls with respect to the Property. This indemnification provision will be in addition to any liability which Borrower may otherwise have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Lender’s written request, Borrower and Guarantor shall execute and deliver to Lender a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrower under this Section 9.2(b).

(c)     In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, Borrower Provided Information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower and Senior Borrower, operating statements and rent rolls with respect to the Property, and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)     Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall not pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to any other indemnified party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnified Party.

(e)     In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation. In no event shall Borrower be required to indemnify and indemnified party with respect to any matter to the extent arising from the gross negligence or willful misconduct of an indemnified party.

(f)     The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3     Severance. Subject to Section 9.4 hereof:

9.3.1     Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or Securitization of all or any portion of the Loan), to require Borrower (at no material cost to Borrower) to (i) execute and deliver “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes, reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments) and/or (ii) in conjunction with, and with the corresponding agreement of, Mortgage Lender and/or each Mezzanine Lender, as applicable, “resize” the Loan, the Mortgage Loan and any other Mezzanine Loan(s) to revise the interest rates for the Loan, the Mortgage Loan and the other Mezzanine Loan(s), reallocate the principal balances of the Loan, the Mortgage Loan and any other Mezzanine Loan(s) and/or increase or decrease the monthly debt service payments for the Loan, the Mortgage Loan and any other Mezzanine Loan(s) (such resizing under this clause (ii), a “Resizing”, any of the foregoing under clauses (i) or (ii) above, a “Bifurcation”); provided that (a) the Outstanding Principal Balance of all components (together with, in the case of a Resizing, the outstanding principal balance of the Mortgage Loan and the other Mezzanine Loans) immediately after the effective date of such modification equals the Outstanding Principal Balance (when aggregated, in the case of a Resizing, with the outstanding principal balance of the Mortgage Loan and the other Mezzanine Loans) immediately prior to such modification and the weighted average of the interest rates for all components (when aggregated, in the case of a Resizing, with the interest rates of the Mortgage Loan and the other Mezzanine Loans) immediately after the effective date of such modification equals the interest rate of the original Note (when aggregated, in the case of a Resizing, on a weighted average basis with the interest rates of the Mortgage Loan and the other Mezzanine Loans) immediately prior to such modification, (b) the obligations of Borrower shall not be materially increased hereby, and (c) such “component” notes and/or senior and subordinate notes shall be structured such that permitted prepayments (other than prepayments made in connection with a Casualty or Condemnation) shall not, provided no Event of Default is then continuing, result in any “rate creep”.

9.3.2     [Reserved]

9.3.3     Cooperation; Execution; Delivery. Borrower shall reasonably cooperate with all reasonable requests of Lender in connection with this Section 9.3. If requested by Lender, Borrower shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any Bifurcation pursuant to this Section 9.3, all in form and substance satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with any Bifurcation: (i) execution and delivery of a promissory note and loan documents necessary to evidence such Bifurcation, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with such Bifurcation and (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents relating to any Bifurcation; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Pledge Agreement and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.3 after expiration of ten (10) Business Days after notice thereof.

Section 9.4     Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrower shall not be required to incur any costs or expenses in the performance of its obligations under Sections 9.1(a) or (b) or Section 9.3 above (including the reasonable fees and expenses of Borrower’s accountants, consultants and counsel) in excess of $50,000).

Article 10

MISCELLANEOUS

Section 10.1     Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver or to exercise its rights under the Pledge Agreement to exercise voting control over the Pledged Equity Interests prior to the completion of a UCC foreclosure sale; (e) [reserved]; (f) impair the enforcement of the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage (excluding punitive damages except in the case of punitive damages paid by Lender to a third party where such damages do not directly arise as a result of the acts of Lender), cost, expense, liability, claim or other obligation actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i)     fraud, willful misconduct, intentional misrepresentation of a material fact known to Borrower or Guarantor or failure to disclose a material fact known to Borrower, Senior Borrower or Guarantor by or on behalf of Borrower, Senior Borrower, Guarantor, any Affiliate of Borrower, Senior Borrower or Guarantor, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(ii)     the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity, subject to the terms and provisions of the Environmental Indemnity;

(iii)     wrongful removal or destruction of any portion of the Property or damage to the Property caused by willful misconduct or gross negligence of Borrower, Guarantor or their respective Affiliates;

(iv)     any physical waste of any portion of the Property by Borrower, Senior Borrower, Guarantor or their respective Affiliates;

(v)     the forfeiture by Borrower of the Collateral or by Senior Borrower of any Senior Collateral, or any portion thereof, because of the conduct or purported conduct of criminal activity by Borrower, Senior Borrower or Guarantor or any of their respective agents or representatives in connection therewith;

(vi)     the misappropriation or conversion by or on behalf of Borrower or Senior Borrower of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property or any Net Liquidation Proceeds After Debt Service, or (C) any Gross Revenues (including Rents, Insurance Proceeds, security deposits, advance deposits or any other deposits and Lease Termination Payments), (D) any other funds due under the Loan Documents, including, in connection with any of the foregoing, by reason of failure to comply with Section 6.1 hereof, Section 6.1 of the Mortgage Loan Agreement or breach of the Clearing Account Agreement or the Cash Management Agreement or (E) any dividends or distributions by Senior Borrower;

(vii)     failure to pay charges for labor or materials or other charges (other than Taxes) that can create Liens on any portion of the Senior Collateral, other than charges incurred by or on behalf of Lender or a receiver put in place by Lender, subject to Permitted Encumbrances;

(viii)     the failure to pay (A) Taxes, unless (x) Rents received during the tax period in question are insufficient to pay all of Mortgage Borrower’s current and/or past due liabilities (including such Taxes) with respect to the Property or (y) funds to pay such Taxes were, at the time in question, available in the Tax Account and neither Borrower nor Senior Borrower has attempted to delay, prevent, enjoin or otherwise disrupt or interfere with the payment of such sums, and Mortgage Lender failed to pay (or make such Tax Funds available to pay) such Taxes or (B) transfer taxes incurred by Lender in connection with an Equity Collateral Enforcement Action under the Pledge Agreement or under any other Loan Documents (it being agreed that, although Borrower shall be responsible for any transfer taxes incurred in connection with the transfer of title pursuant to a foreclosure, assignment in lieu of foreclosure or similar exercise of remedies, Borrower shall not be responsible for any transfer taxes incurred by Lender in connection with a subsequent sale of all or any portion of the Collateral after Lender shall have so acquired title to such Collateral);

(ix)     failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 hereof; unless (x) Rents received during the period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such Policies) with respect to the Property or (y) funds to pay such Insurance Premiums were, at the time in question, available in the Insurance Account and neither Borrower nor Senior Borrower has attempted to delay, prevent, enjoin or otherwise disrupt or interfere with the payment of such sums, and Mortgage Lender failed to pay (or make such Insurance Funds available to pay) such Insurance Premiums;

(x)     Borrower’s indemnification of Lender set forth in Section 9.2 hereof;

(xi)     any (A) actual or alleged violation or breach of any applicable Rent Regulation Laws (including any actual or alleged overcharges in, or rollback to, rent payable by any current or former Tenant) and/or (B) any breach of the covenants set forth in Section 4.34 hereof;

(xii)     a breach of the covenants set forth in Section 4.4 hereof (other than those breaches covered by clause (i) of the Springing Recourse Events below, and breaches of the covenants set forth in clauses (f) and (j) in the definition of “Special Purpose Bankruptcy Remote Entity” attached hereto as Schedule V) or a breach by Mortgage Borrower or any other Mezzanine Borrower of the “special purpose entity” covenants contained in the Mortgage Loan Documents or the applicable Mezzanine Loan Documents;

(xiii)     any cost or expense incurred by Lender in connection with the enforcement of its rights and remedies hereunder or under any other Loan Document; and/or

(xiv)     the loss or impairment of the lien and/or security interest of the Pledge Agreement, or the priority thereof, against the Collateral (or any part thereof) as a result of the intentional acts or intentional omissions of Borrower or any Affiliate thereof;

(xv)     any amendment or modification of (A) any of the Borrower organizational documents or Senior Borrower organizational documents without the prior written consent of Lender or (B) any Major Contract without the prior written consent of Lender to the extent such prior written consent is required by the Loan Documents; and/or

(xvi)     any liabilities and obligations of Borrower or Senior Borrower arising out of:

(A)     indemnification obligations accrued in favor of Borrower or any Affiliate thereof on or prior to any acquisition of title to the Collateral pursuant to a UCC foreclosure sale, a UCC strict foreclosure, an assignment in lieu of foreclosure or other enforcement action under the Loan Documents (collectively, an “Equity Collateral Enforcement Action”; and the date on which an Equity Collateral Enforcement Action is consummated, an “Equity Collateral Transfer Date”);

(B)     any obligation of Borrower or any Affiliate thereof accruing prior to, on or after the Equity Collateral Transfer Date to pay (1) legal fees to legal counsel engaged by Borrower or any Affiliate thereof prior to the Equity Collateral Transfer Date, (2) amounts due under any agreement with Borrower or any Affiliate thereof (unless such agreement has been assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date), or (3) amounts due under any non-Affiliate agreement that has been entered into without the prior written approval of Lender to the extent such prior written approval was required under the Loan Documents (unless such non-Affiliate agreement has been assumed in writing by the Person acquiring the Collateral on or after the Equity Collateral Transfer Date), but in all events excluding any liability or obligation in connection with: (w) the Senior Loan, other than any indemnified obligations or claims under the Senior Loan for actions, conditions or events that occurred prior to the Equity Collateral Transfer Date, (x) any Lease existing on the Closing Date or entered into after the Closing Date in accordance with the Loan Documents, (y) prospective liabilities for capital expenditures for the Property approved by Lender pursuant to the Loan Agreement, unless Lender or Senior Lender has funded such amounts and such funded amounts were not utilized by Borrower or Senior Borrower to pay such capital expenditures, and (z) unpaid expenses incurred by Senior Borrower to Persons that are not Borrower or any Affiliate thereof in the ordinary course of business with respect to the Property for up to sixty (60) days preceding the Equity Collateral Transfer Date not to exceed $250,000 in the aggregate and not to include amounts covered by clause (C) below; and/or

(C)     the cost of all unpaid Taxes, debt service (other than the principal amount of the Senior Loan on account of acceleration thereof by the Senior Lender) and other payments due under the Senior Loan, Operating Expenses and Other Charges until the Equity Collateral Transfer Date, provided that, with respect to Taxes, Operating Expenses and Other Charges, only to the extent that there was sufficient cash flow from the Property to pay same and such amounts were not paid by Senior Borrower or Borrower;

(xvii)     any dividend or distribution made in violation of Section 4.37 hereof;

(xviii)     any breach of any representation, warranty or covenant set forth in Section 3.1.41; and/or

(xix)     any losses, damages, costs, expenses, liabilities, claims or other obligations imposed upon or incurred by or asserted against Agent or any Lender arising out of or in any way relating to the Equinox Litigation.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur (each, a “Springing Recourse Event”):

(i)     either (x) a breach of the covenant set forth in Section 4.4 hereof or a breach by Mortgage Borrower or any other Mezzanine Borrower of the “special purpose entity” covenants contained in the Mortgage Loan Documents or the applicable Mezzanine Loan Documents, in each case, with respect to clause (d) of the definition of Special Purpose Bankruptcy Remote Entity (or the equivalent with respect to the Mortgage Loan Documents or the applicable Mezzanine Loan Documents), that results in the substantive consolidation of the assets and liabilities of Borrower, Mortgage Borrower or any other Mezzanine Borrower with any other Person as a result of such breach, or (y) a breach of the covenants set forth in Section 4.4 hereof with respect to clauses (a), (b), (l) and (n) of the definition of Special Purpose Bankruptcy Remote Entity (“Specific SPE Covenants”) or a breach by Mortgage Borrower or any other Mezzanine Borrower of the “special purpose entity” covenants contained in the Mortgage Loan Documents or the applicable Mezzanine Loan Documents relating to the Specific SPE Covenants;

(ii)     Borrower fails to obtain Lender’s prior consent to any subordinate financing secured by any Senior Collateral or the Collateral or other voluntary Lien encumbering any Senior Collateral or the Collateral (to the exwtent Lender consent is required pursuant to this Agreement);

(iii)     Borrower fails to obtain Lender’s prior consent to any Transfer of any Senior Collateral or the Collateral or any interest therein or any Transfer of any direct or indirect interest in Borrower or Senior Borrower, in either case as required by the Pledge Agreement or this Agreement other than a Permitted Transfer;

(iv)     Borrower, Mortgage Borrower or any other Mezzanine Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(v)     Borrower, Mortgage Borrower or any other Mezzanine Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by Borrower, Mortgage Borrower, any other Mezzanine Borrower or Guarantor and is discharged, stayed or dismissed within thirty (30) days following the occurrence of such consolidation;

(vi)     the filing of an involuntary petition against Borrower, Mortgage Borrower or any other Mezzanine Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower, Mortgage Borrower or any other Mezzanine Borrower colludes with or otherwise assists such Person, and/or Borrower, Mortgage Borrower or any other Mezzanine Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Mortgage Borrower or any other Mezzanine Borrower by any Person;

(vii)     Borrower, Mortgage Borrower or any other Mezzanine Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(viii)     Borrower, Mortgage Borrower or any other Mezzanine Borrower, or any Affiliate, officer, director or representative which controls Borrower, Mortgage Borrower or any other Mezzanine Borrower consents to, or acquiesces in, or joins in (other than at Lender’s express written request), an application for the appointment of a custodian, receiver, trustee or examiner for Borrower, Mortgage Borrower, any other Mezzanine Borrower or any portion of the Senior Collateral or the Collateral;

(ix)     Borrower, Mortgage Borrower or any other Mezzanine Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due which admission is used as evidence of Borrower’s, Mortgage Borrower’s or any other Mezzanine Borrower’s insolvency in connection with an involuntary petition filed against Borrower, Mortgage Borrower or any other Mezzanine Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by a Person other than Lender (provided, that if Borrower or Mortgage Borrower admits in writing to Lender or any servicer of the Loan that (A) Mortgage Borrower cannot pay expenses of operating the Property, (B) Borrower cannot pay amounts due under the Loan or (C) Borrower cannot refinance the Loan on the Maturity Date, and neither Borrower nor Mortgage Borrower makes any other admission in writing other than those described in clauses (A) - (C), such admission shall not constitute Borrower’s or Mortgage Borrower’s “admitting in writing its insolvency or inability to pay its debts as they become due”);

(x)     if Guarantor, Borrower or any Affiliate of Borrower, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Pledge Agreement or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, except for defenses and counterclaims raised in good faith; or

(xi)     if Guarantor, Borrower or any Affiliate of Borrower contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal, state or foreign bankruptcy or insolvency proceeding involving Borrower, Senior Borrower or Guarantor.

Section 10.2     Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.3     Lender’s Discretion; Rating Agency Review Waiver.

(a)     Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b)     Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

(c)     Whenever pursuant to this Agreement, Lender has an approval or consent right, Borrower agrees and understands that such approval or consent may be conditioned upon Senior Borrower’s receipt of all applicable Senior Lender consents (including any required Rating Agency Confirmations).

(d)     Prior to a Securitization or in the event that there is a Review Waiver, if Lender does not have a separate and independent approval right with respect to the matter in question, then the term Rating Agency Confirmation shall be deemed instead to require the prior written consent of Lender.

Section 10.4     Governing Law.

(a)     THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AGREES THAT SERVICE OF PROCESS UPON BORROWER AT THE ADDRESS FOR BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR BORROWER SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 10.5     Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6     Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Deutsche Bank AG, New York Branch 60 Wall Street, 10th Floor New York, New York 10005 Attention: David Goodman and Nick Manolas Facsimile No. (212) 797-4489

and to:	Deutsche Bank AG, New York Branch 60 Wall Street, 10th Floor New York, New York 10005 Attention: General Counsel Facsimile No. (646) 736-5721

with a copy to:	Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Attention: Charles E. Schrank, Esq.. Facsimile No. (312) 853-7036

with a copy to:	Wells Fargo Bank, National Association Commercial Mortgage Servicing MAC D1050-084 401 Tryon Street, 8th Floor Charlotte, North Carolina 28202 Attention: Asset Manager Facsimile No. (704) 715-0374

If to Borrower:	c/o Clipper Realty, Inc. 46-11 12th Avenue, Suite 1L Brooklyn, New York 11219 Attention: David Bistricer Facsimile No. (718) 435-3848

with a copy to:	Sukenik, Segal & Graff, P.C. 450 Seventh Avenue, 42nd Floor New York, New York 10123 Attention: Josh Graff, Esq. Facsimile No. (212) 779-8095

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 10.7     Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8     Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10     Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11     Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12     Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13     Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14     No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)     Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of pledgee or lender.

(b)     The Loan Documents are solely for the benefit of Lender and Borrower (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than the Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15     Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates (x) shall be prohibited prior to the final Securitization of the Loan and (y) after the final Securitization of the Loan, shall be subject to the prior written approval of Lender, in each case except as provided in the following sentence. Notwithstanding the foregoing, to the extent necessary or appropriate under the applicable Legal Requirements, Guarantor may file a Form 8-K, Form 10-K or Form 10-Q (each a “Required Filing”) or issue a press release which discloses the financing obtained pursuant to the Loan Documents and, in the case of a Required Filing (but not a press release) attaches the Loan Agreement and one or more other Loan Documents as an exhibit thereto; provided, (i) that such Required Filing and press release shall not disclose, mention or refer to any Securities or Securitization or to any prospective securitization or securities related to the Loan, or to any Affiliate of Lender that acts as depositor, initial purchaser or underwriter with respect to a Securitization of all or any portion of the Loan, (ii) until the date occurring ninety (90) days after a Securitization, any such press release shall be subject to the prior consultation between Borrower and Lender and Lender’s prior review and reasonable consent as to the content thereof, and shall not mention or refer to the Lender or any of its Affiliates, and (iii) such Required Filing shall not (except as contained in the Loan Agreement or other Loan Documents attached as exhibits thereto) mention or refer to Lender or its Affiliates.   Lender shall have the right to issue any of the foregoing without Borrower’s approval and Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.

Section 10.16     Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral, any equitable right otherwise available to Borrower which would require the separate sale of any part of the Collateral or require Lender to exhaust its remedies against any part of the Collateral or any combination of the Collateral before proceeding against any other part of the Collateral or combination of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

Section 10.17     Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19     Brokers and Financial Advisors. Borrower hereby represents that, except for Iron Hound Management Company (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20     Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21     Servicer.

(a)     At the option of Lender, the Loan may be serviced by a servicer or special servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the monthly master servicing fee due to the Servicer under the Servicing Agreement.

(b)     Other than as set forth in Section 10.21(a) above, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of the Collateral, approvals under the Loan Documents requested by Borrower, other requests under the Loan, defeasance, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys’ fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan. All amounts payable to Lender or Servicer in exercising its rights under this Section 10.21(b) (including, but not limited to, disbursements, advances and reasonable legal expenses incurred in connection therewith), shall be payable upon demand, secured by this Agreement and interest thereon shall accrue at the Default Rate from the date incurred.

Section 10.22     [Reserved]

Section 10.23     Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Pledge Agreement or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Pledge Agreement and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.24     Regulatory Change; Taxes.

10.24.1     Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding federal taxation of the overall net income of Lender or the company Controlling Lender); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any company Controlling Lender and Lender determines that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company Controlling Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan. If Lender requests compensation under this Section 10.24.1, Lender shall, if requested by notice by Borrower to Lender, furnish to Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

10.24.2     Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes. If Borrower shall be required by law to deduct any Special Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 10.24.2) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

10.24.3     Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan (hereinafter referred to as “Other Taxes”).

Section 10.25     Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.

Section 10.26     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a)     Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)     the effects of any Bail-In Action on any such liability, including, if applicable:

(A)     a reduction in full or in part or cancellation of any such liability;

(B)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)     As used in this Section 10.26 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.27     Appraisals. Lender may, at its option, commission one or more new and/or updated appraisals from time to time after the Closing Date; provided, however, that Borrower shall only be required to reimburse Lender for such new and/or updated appraisal if (A) an Event of Default is continuing or (B) such appraisal is required by applicable law or regulatory requirements.

Section 10.28     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.29     Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.30     Intercreditor Agreement. Borrower hereby acknowledges and agrees that (i) the Intercreditor Agreement is intended solely for the benefit of the parties thereto and (ii) neither Borrower, Mortgage Borrower nor any other Mezzanine Borrower is (or will be) any intended third-party beneficiary of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Neither Lender, Mortgage Lender nor any other Mezzanine Lender shall have any obligation to disclose to Borrower, Mortgage Borrower or any other Mezzanine Borrower the contents of any Intercreditor Agreement. Borrower’s obligations hereunder are independent of any such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

Article 11

SENIOR loan

Section 11.1     Compliance With Senior Loan Documents. Borrower shall (or shall cause Senior Borrower to): (a) pay all principal, interest and other sums required to be paid by Senior Borrower under and pursuant to the provisions of the Senior Loan Documents; (b) diligently perform and observe all of the terms, covenants and conditions of the Senior Loan Documents on the part of Senior Borrower to be performed and observed, unless such performance or observance shall be waived in writing by Senior Lender; (c) promptly notify Lender of the giving of any notice by Senior Lender to Senior Borrower or Borrower of any default by Senior Borrower in the performance or observance of any of the terms, covenants or conditions of the Senior Loan Documents on the part of Senior Borrower to be performed or observed and deliver to Lender a true copy of each such notice; (d) deliver a true, correct and complete copy of all notices, demands, requests or material correspondence (including electronically transmitted items) given or received by Senior Borrower or Guarantor to or from the Senior Lender or its agent; and (e) not enter into or be bound by any Senior Loan Documents that are not approved by Lender. Without limiting the foregoing, Borrower shall cause Senior Borrower to fund all reserves required to be funded pursuant to the Senior Loan Documents. In the event of a refinancing of the Senior Loan permitted by the terms of this Agreement, Borrower will cause all reserves on deposit with Senior Lender to be utilized by Senior Borrower to reduce the amount due and payable to the Senior Lender or alternatively shall be remitted to Lender as a mandatory prepayment of the Loan.

Section 11.2     Senior Loan Defaults.

(a)     Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any default under the Senior Loan Documents, Borrower hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation: (i) to pay all or any part of the Senior Loan and any other sums that are then due and payable, and to perform any act or take any action on behalf of Borrower and/or Senior Borrower as may be appropriate, to cause all of the terms, covenants and conditions of the Senior Loan Documents on the part of Senior Borrower to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 11.2 (including attorneys’ fees) (A) shall constitute additional advances of the Loan to Borrower, (B) shall increase the then unpaid Principal, (C) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (D) shall constitute a portion of the Debt, and (E) shall be secured by the Pledge Agreement.

(b)     Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions. Lender shall have no obligation to Borrower, Sole Member, Senior Borrower or any other party to make any such payment or performance. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Senior Borrower to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Senior Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under the Senior Loan.

(c)     Any default or breach by Senior Borrower under the Senior Loan Documents which is not cured prior to the expiration of any applicable grace, notice or cure period afforded to Senior Borrower under the Senior Loan Documents shall constitute an Event of Default, without regard to any subsequent payment or performance of any such obligations by Lender. Borrower hereby grants Lender and any person designated by Lender the right to enter upon the Property at any time following the occurrence and during the continuance of any default, or the assertion by Senior Lender that a default has occurred under the Senior Loan Documents, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Borrower’s, Senior Borrower’s and/or Lender’s interest. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Senior Lender with respect to any Senior Loan defaults), without prior notice to, or consent from, Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.

(d)     If Lender shall receive a copy of any notice of default under the Senior Loan Documents sent by Senior Lender to Senior Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 11.2, except for Lender’s gross negligence or willful misconduct. In the event that Lender makes any payment in respect of the Senior Loan, Lender shall be subrogated to all of the rights of Senior Lender under the Senior Loan Documents against the applicable Senior Collateral, in addition to all other rights it may have under the Loan Documents.

Section 11.3     Senior Loan Estoppels. Borrower shall (or shall cause Senior Borrower to), from time to time, use reasonable efforts to obtain from Senior Lender such certificates of estoppel with respect to compliance by Senior Borrower with the terms of the Senior Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Senior Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Senior Borrower expressly representing to Lender the information requested by Lender regarding compliance by Senior Borrower with the terms of the Senior Loan Documents. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Senior Loan which was misrepresented in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Senior Borrower.

Section 11.4     No Amendment to Senior Loan Documents. Without obtaining the prior written consent of Lender, Borrower shall not cause or permit Senior Borrower to (i) enter into any amendment or modification of any of the Senior Loan Documents, (ii) grant to Senior Lender any consent or waiver or (iii) exercise any remedy available to Senior Borrower under the Senior Loan Documents or any right or election under the Senior Loan Documents. Borrower shall cause Senior Borrower to provide Lender with a copy of any amendment or modification to the Senior Loan Documents within five days after the execution thereof.

Section 11.5     Acquisition of the Senior Loan. Neither Borrower, Sole Member or Senior Borrower or any Affiliate of any of them shall acquire or agree to acquire the Senior Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Senior Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower, Sole Member or Senior Borrower or any Affiliate of any of them shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Senior Loan Documents: (A) not to enforce the Senior Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Senior Loan, (2) reconvey and release the lien securing the Senior Loan and any other collateral under the Senior Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Senior Loan Documents.

Section 11.6     Deed or Assignment in Lieu of Foreclosure. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Senior Borrower to, enter into any deed-in-lieu, assignment-in-lieu or consensual foreclosure with or for the benefit of Senior Lender or any of its affiliates. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Senior Borrower to, enter into any consensual sale or other transaction in connection with the Senior Loan which could diminish, modify, terminate, impair or otherwise adversely affect the interests of Lender or Borrower, the Collateral or any portion thereof or any interest therein or of Senior Borrower in the applicable Senior Collateral or portion thereof or any interest therein.

Section 11.7     Refinancing or Prepayment of the Senior Loan. Neither Borrower, nor Sole Member nor Senior Borrower shall make any partial or full defeasances or prepayments of amounts owing under the Senior Loan or refinance the Senior Loan without the prior written consent of Lender, unless such refinancing results in the concurrent payment in full of the Debt in accordance with this Agreement.

Section 11.8     Independent Approval Rights. If any action, proposed action or other decision is consented to or approved by Senior Lender, such consent or approval shall not be binding or controlling on Lender. Borrower hereby acknowledges and agrees that (a) the risks of Senior Lender in making the Senior Loan are different from the risks of Lender in making the Loan, (b) in determining whether to grant, deny, withhold or condition any requested consent or approval, Senior Lender and Lender may reasonably reach different conclusions, and (c) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view, but subject to the standards of consent set forth herein. Furthermore, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a Senior Loan Default, and Borrower hereby waives any claim of liability against Lender arising from any such denial unless Lender has not complied with any applicable standard for consent. The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:

By:
Name:
Title:

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[Signature Page to Loan Agreement]

BORROWER:

50 MURRAY MEZZ TWO LLC,
a Delaware limited liability company

By:
Name: David Bistricer
Title: Authorized Signatory

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[Signature Page to Loan Agreement]

SCHEDULE I

RENT ROLL

(Attached)

Sch. I-1

SCHEDULE II

[RESERVED]

Sch. II-1

SCHEDULE III

ORGANIZATIONAL CHART

(Attached)

Sch. III-1

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

None.

Sch. IV-1

SCHEDULE V

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full:

(a)     Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, owning, holding, selling, transferring, exchanging, managing and operating the Pledged Collateral, entering into this Agreement with the Lender, refinancing the Loan in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) has not owned, does not own, and will not own any asset or property other than (A) the Pledged Collateral, and (B) incidental personal property necessary for the ownership or operation of the Pledged Collateral and (iii) has been, is, and will be organized for the purpose of investing the equity capital that was contributed to Borrower by the Sole Member of Borrower in compliance with the provisions of this Schedule V. No equity capital was raised by Borrower. For the avoidance of doubt, there has been no direct or indirect commercial activity by Borrower or a person or entity acting on its behalf to procure the transfer or commitment of capital by the Sole Member of Borrower for the purpose of investing it in accordance with the provisions of this Schedule V.

(b)     Borrower has not engaged and will not engage in any business other than the ownership, management and operation of the Pledged Collateral and Borrower will conduct and operate its business as presently conducted and operated.

(c)     Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower or Senior Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d)     Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness.

(e)     Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f)     Borrower has been, is, and intends to remain solvent and has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(g)     Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not, will not (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation, amend, modify or otherwise change its operating agreement or other organizational documents.

Sch. V-1

(h)     (1) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) Borrower’s assets will not be listed as assets on the financial statement of any other Person; it being understood that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(i)     Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower (recognizing that Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.

(j)     Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(k)     Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.

(l)     Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m)     Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)     Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

Sch. V-2

(o)     The organizational documents of Borrower shall provide that the business and affairs of Borrower shall be (A) managed by or under the direction of a board of one or more directors designated by Borrower’s sole member (the “Sole Member”) or (B) a committee of managers designated by Sole Member (a “Committee”) or (C) by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of Borrower shall provide that no Independent Director or Independent Manager (as applicable) of Borrower may be removed or replaced without Cause and unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager, as applicable, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p)     The organizational documents of Borrower shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q)     The organizational documents of Borrower shall provide that the board of directors, the Committee or Sole Member (as applicable) of Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires an unanimous vote of the board of directors (or the Committee as applicable) of Borrower unless at the time of such action there shall be (A) at least two (2) members of the board of directors (or the Committee as applicable) who are Independent Directors or Independent Managers, as applicable (and such Independent Directors or Independent Managers, as applicable, have participated in such vote) or (B) if there is no board of directors or Committee, then such Independent Managers shall have participated in such vote. The organizational documents of Borrower shall provide that Borrower will not and Borrower agrees that it will not, without the unanimous written consent of its board of directors, its Committee or its Sole Member (as applicable), including, or together with, the Independent Directors or Independent Managers (as applicable) (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) take any action that might cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing its inability to pay debts generally as they become due, (vi) declare or effectuate a moratorium on the payment of any obligations, or (vii) take any action in furtherance of the foregoing. Borrower shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its Committee or its Sole Member, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of Borrower, including its creditors. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to the members of Borrower solely to the extent of their respective economic interest in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Sch. V-3

(r)     The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution. The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s)     The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower.

(t)     The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i)  Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

Sch. V-4

(u)     Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants on this Schedule V, and (iii) all of the organizational documents of Borrower.

(v)     Borrower has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(w)     Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(x)     Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(y)     Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(z)     Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(aa)     Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

Sch. V-5

(bb)     Borrower has not, does not, and will not have any of its obligations guaranteed by an Affiliate (other than from the Guarantor with respect to the Loan).

As used herein:

“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Independent Director or Independent Manager, as applicable, no longer meets the definition of Independent Director or Independent Manager, as applicable.

“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)	a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;

(iii)	a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

Sch. V-6

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower or Senior Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Sch. V-7

SCHEDULE VI

INTELLECTUAL PROPERTY/WEBSITES

http://50murray.com

http://www.tribecahouseny.com/

Sch. VI-1

SCHEDULE VII

[RESERVED]

Sch. VII-1

EXHIBIT A

LEGAL DESCRIPTION

Ex. A-1

EXHIBIT B

Secondary Market Transaction Information

(A)	Any proposed program for the renovation, improvement or development of the Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	Management of the Property.

(C)	Occupancy rate expressed as a percentage for each of the last five years, but with respect to 2014 and prior years, only to the extent available.

(D)

Number of Tenants occupying 10% or more of the total rentable square footage of the Property and principal nature of business of such Tenant, and the principal provisions of the leases with those Tenants including, but not limited to: rental per annum, expiration date, and renewal options.

(E)	The average annual rental per unit for each of the last three years prior to the date of filing.

(F)

Schedule of the lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)	The number of Tenants whose leases will expire.

(2)	The annual rental represented by such leases.

(3)	The percentage of gross annual rental represented by such lease.

Ex. B-1